SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                 FORM 8-K12(g)3

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report: August 1, 2000


                                U.S. CRUDE, LTD.
                                 --------------
             (Exact name of registrant as specified in its charter)


                              Cypress Capital, Inc.
                              ---------------------
                     (Prior name of corporation pre-merger)


Nevada                        000-28567                84-1521101
----------------              -------------            ------------
(State or other               (Commission              (IRS Employer
jurisdiction of               File Number)             Identification No.
incorporation                                          pre-merger)
pre-merger)

Nevada                        000-28567                84-1521101
-----------------             -------------            ------------------
(State or other               (Commission              (IRS Employer
jurisdiction of               File Number)             Identification No.
incorporation                                          post-merger)
post-merger)



            673 Cooley Drive, So., Ste 121, Colton, California 92324
           ----------------------------------------------------------
                                  (NEW ADDRESS)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE  (888) 872-7833

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ITEM 1.    CHANGES IN CONTROL OF REGISTRANT

     The Company is a successor registrant pursuant to Section 12(g) 3 of the Securities Exchange Act of 1934, by virtue of a statutory merger of the Parent, U.S. Crude, Ltd., a California corporation, and its wholly owned subsidiary, Cypress Capital, Inc., a Nevada corporation, with Cypress Capital, Inc. being the survivor, but changing its name to U.S. Crude, Ltd.

     On May 3, 2000, U.S. Crude, Ltd. entered into a Share Purchase Agreement with shareholders of Cypress Capital, Inc. in which U.S. Crude, Ltd. acquired 18,675,000 shares outstanding (100%) of the Registrant for purpose of accomplishing a Merger of U.S. Crude, Ltd. and Cypress Capital, Inc.

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

               None.

ITEM 3.    BANKRUPTCY OR RECEIVERSHIP

               None.

ITEM 4.    CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

               None.

ITEM 5.    OTHER EVENTS

GENERAL CORPORATE HISTORY

         U.S. Crude, Ltd. (the "Company") is an independent oil and gas company engaged in: (1) the acquisition, development and production of oil and gas in the United States; and (2) the development and utilization of thermal gas and steam technologies to in the levels of production from marginally producing oil wells. The Company was incorporated in 1996, under the laws of the State of California with the objective of exploring for, developing, producing and managing oil and gas reserves. Since its inception, the Company has focused primarily on the acquisition of oil and gas properties in California, Kansas, Oklahoma. The Company's acquisitions of these oil and gas properties has increased the Company's asset base.

         The  Company  currently  owns  and  operates   producing  oil  and  gas
properties, which are located in the states of Kansas, and Oklahoma. In addition, the Company owns a non producing property in California. Daily average production from 60 wells operated by the Company in these states currently averages approximately 40 Bbls of oil and 25 Mcf of gas. Total daily production from operated wells, net to the Company's interest, currently averages approximately 40 Bbls of oil and 25 Mcf of gas from a total of 60 net wells.

         In seeking to acquire additional oil and gas properties, the Company focuses primarily on properties with producing oil and gas reserves which it believes have potential for additional exploitation through additional development and enhanced recovery via lateral completions and improved operating techniques rather than highly speculative exploration efforts. The Company intends to focus its acquisition program on producing properties in which the Company will become the operator following acquisition, allowing the Company to maintain a low cost operating structure. The Company will also seek properties that are underdeveloped, overly burdened with expenses or owned by financially troubled companies. Management intends to focus on oil and gas properties located in the mid-continent region of the United States where Company personnel are best able to draw on their prior oil and gas experience. The Company intends to acquire properties using internally generated cash flow, bank borrowings and, when appropriate, common stock of the Company.

         The Company's principal offices are located at 673 Cooley Drive, So., Ste 121, Colton, California 92324 and its telephone number is (888) 872-7833.

CAUTIONARY STATEMENT AND RISK FACTORS

     Cautionary Statement Regarding Forward-Looking Statements. In the interest of providing the Company's shareholders and potential investors with certain information regarding the Company, including management's assessment of the Company's future plans and operations, certain statements set forth in this filing contain or are based on the Company's projections or estimates of revenue, income, earnings per share and other financial items or relate to management's future plans and objectives or to the Company's future economic and financial performance. All such statements, other than statements of historical fact, contained in this filing, generally are accompanied by words such as "anticipate," "believe," "intend," "estimate," "project" or "expect" or similar statements. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to and in reliance on the safe harbor provisions of such sections.

     Although any forward-looking statements contained in this filing or otherwise expressed by or on behalf of the Company are, to the knowledge and in the judgment of the officers and directors of the Company, reasonable and expected to prove true, management is not able to predict the future with certainty and no assurance can be given that such statements will prove correct. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. These risks and uncertainties include, among other things: general economic and business conditions; oil and gas industry conditions and trends; volatility of oil and gas prices; product supply and demand; market competition; risks inherent in the Company's oil and gas operations; imprecision of reserve estimates; the Company's ability to replace and expand oil and gas reserves; the Company's ability to generate sufficient cash flow from operations to meet its current and future obligations; the Company's ability to access and terms of external sources of debt and equity capital; and such other risks and uncertainties described from time to time in the Company's periodic reports and filings with the Securities and Exchange Commission. These and other risks are described elsewhere in this 8-K and will be described from time to time in the Company's future filings with the Securities and Exchange Commission. Accordingly, shareholders and potential investors are cautioned that certain events or circumstances could cause actual results to differ materially from those projected, estimated or predicted. In addition, forward-looking statements are based on management's knowledge and judgment as of the date of this 8-K, and the Company does not intend to update any forward-looking statements to reflect events occurring or circumstances existing hereafter.

         HISTORY OF LOSSES; ACCUMULATED DEFICIT. For the fiscal years ended December 31, 1996 and 1997, the Company incurred net losses of $31,736 and $256,998, respectively. At December 31, 1998, the Company had an accumulated deficit of $305,487 and its working capital deficit was $664,266. For the period ending March 31, 2000, the Company incurred a net loss of $663,323. It is expected that the Company will continue to experience losses in the near term. The Company's ability to achieve profitability and generate cash flow will be dependent upon obtaining additional debt or equity capital and acquiring or developing additional oil and gas properties. There can be no assurance that the Company will be able to do so.

         LIMITED AVAILABLE CAPITAL; NEED FOR ADDITIONAL FINANCING. Without raising additional capital, the Company will be unable to acquire additional producing oil and gas properties and its ability to develop its existing oil and gas properties will be limited to the extent of available cash flow. Accordingly, in order for the Company to achieve its business objective and achieve profitable operations, it will be necessary to generate additional cash flow from operations, raise additional capital or enter into joint oil and gas development arrangements. Management intends to fund future acquisitions and develop its oil and gas reserves using cash flow from operations as well as borrowings, public and private sales of debt and equity securities and joint oil and gas development arrangements, among other possible sources. The Company has no present arrangements for future borrowings and its cash flow from operations is not expected to be adequate to provide the funds needed for these purposes. There can be no assurance the Company will be able to raise additional funds in sufficient amounts to allow the Company to successfully implement its present business strategy of additional oil and gas property acquisitions or the development of its existing oil and gas reserves. No assurance can be given as to the availability or terms of any additional financing or joint development arrangements or that such terms as are available may not be dilutive to the interests of the Company's shareholders.

         INDUSTRY CONDITIONS; IMPACT ON COMPANY'S PROFITABILITY. The profitability and revenues of the Company are dependent, to a significant extent, upon prevailing market prices for oil and gas. In the past, oil and gas prices and markets have been volatile. Prices are subject to wide fluctuations in response to changes in supply of, and demand for, oil and gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. Such factors include world political conditions, weather conditions, government regulations, the price and availability of alternative fuels and overall economic conditions. Crude oil and natural gas prices have increased significantly over the past 12 months. Any decline from current oil or gas prices would have a material adverse effect on the Company's revenues and operating income and might, under certain conditions, require a write-down of the book value of the Company's oil and gas properties.

     ACQUISITION STRATEGY. The Company must acquire producing properties or locate and develop new oil and gas reserves to replace those being depleted by production. Without acquisition of producing properties or successful drilling and exploration activities, the Company's reserves and revenues will decline as reserves are depleted by production from existing properties. Subject to the availability of sufficient capital, the Company intends to acquire additional producing oil and gas properties, although no funds are currently available to the Company for this purpose. Although the Company engages in discussions regarding the acquisition of additional properties on a regular basis, as of the date of this filing the Company has no agreements or understandings to acquire any other properties and there can be no assurance that the Company will be able to identify and acquire additional producing oil and gas properties that will prove to be profitable to the Company. The process of integrating acquired properties into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's resources. In connection with acquisitions, the Company could become subject to significant contingent liabilities arising from the exploration and development activities conducted on the acquired properties to the extent the Company assumes, or an acquired entity becomes liable for, unknown or contingent liabilities or in the event that such liabilities are imposed on the Company under theories of successor liability.

     RELIANCE ON ESTIMATES OF PROVED RESERVES; DEPLETION OF RESERVES. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. The oil and gas reserve data set forth in this filing represents estimates only. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner, and estimates by other engineers might differ from those included in this filing. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. This 8-K contains estimates of the Company's proved oil and gas reserves and the projected future net revenue therefrom, which have been prepared by an independent petroleum engineering firm. Actual future production, oil and gas prices, revenue, capital expenditures, taxes and operating expenses may vary substantially from those assumed in making estimates, and the Company's reserves may be subject to material upward or downward revision. In addition, the Company's ability to develop its reserves will be dependent upon the timely availability of capital for this purpose without which the Company's ability to produce the projected amounts of oil and gas will be adversely affected, thereby adversely affecting the projected future net revenue.

     DEPENDENCE ON OTHER OPERATORS. With respect to wells not operated by the Company in which it owns an interest, the operators are, in some cases, privately-held companies which may have limited financial resources. If a third party operator experiences financial difficulty and fails to pay for materials and services in a timely manner, the wells operated by such third party operators could be subject to material and workmen's liens. In such event, the Company would incur costs in discharging such liens. The Company has no reason to believe that its current operators are experiencing significant financial difficulties.

     COMPETITION. The oil and gas industry is highly competitive. The Company competes with major integrated and independent oil and gas companies in acquiring oil and gas properties. Many competitors have resources substantially exceeding the resources of the Company.

     ACQUISITION AND PRODUCTION RISKS. The successful acquisition and exploitation of producing oil and gas properties requires an assessment of the recoverable reserves, future oil and gas prices, operating costs, the existence of potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy is inherently uncertain. Although the Company's management will perform a review of the assets of all proposed acquisitions which management believes to be consistent with standard industry practices, such reviews are inherently incomplete. The Company intends to focus its due diligence efforts on the properties that management believes contain the majority of the value in a proposed acquisition and sample the balance of included properties. Even an in-depth review of all properties and records of a proposed acquisition will not necessarily reveal existing or potential problems or risks nor will it permit the Company to become sufficiently familiar with the properties to fully assess their deficiencies, liabilities and capabilities. Inspections are not likely to be performed on each and every well, and potential environmental problems are not necessarily observable even when an inspection is undertaken. Although the Company's management has substantial experience in the oil and gas business, the particular oil and gas assets that the Company may acquire may be unfamiliar.

     OPERATIONAL AND ENVIRONMENTAL HAZARDS; INSURANCE. The oil and gas industry involves a number of operating risks, such as the risks of fire, blowouts, explosions, cratering, pipe failure, casing collapse and abnormally pressured formations, the occurrence of any of which could materially and adversely affect the Company. The business is also subject to environmental hazards including oil and saltwater spills, gas leaks, ruptures and discharges of toxic gases. These risks could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage, and suspension of operations. As the owner of working interests in its oil and gas properties, the Company bears its proportionate share of the obligations and liabilities arising out of the exploration and development of those properties. Generally, owners of working interests in oil and gas properties are jointly and severally liable for all such obligations and liabilities. As a result, there exists a risk that the Company could become liable for amounts in excess of its proportionate share of such obligations and liabilities, although generally the Company would have a right of contribution against the other working interest owners. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial position and operations of the Company. The Company does not carry insurance covering environmental impairment liabilities. The Company can provide no assurance that the insurance it carries will be adequate to cover any loss or exposure to liability, or that such insurance will continue to be available on terms acceptable to the Company.

     GOVERNMENT REGULATION. The Company's business is subject to extensive federal, state and local laws and regulations relating to the exploration for, development, production, marketing and transmission of oil and gas, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance with such requirements. The state of Oklahoma has adopted revisions to its production allowable rules under which they regulate the quantities of natural gas which producers may produce within their respective borders. Legislation has recently been introduced in the United States Congress to restrict the ability of states to regulate the production of natural gas. It is impossible at this time to determine the effect, if any, these developments may have on the natural gas industry as a whole. However, the Company does not believe these developments will materially affect its operations. There is no assurance that federal, state or local laws and regulations enacted in the future will not adversely affect the Company's ability to explore for, produce and market oil and natural gas.

     RELIANCE ON KEY PERSONNEL. The Company is dependent upon the services of Anthony K. Miller, President and Thomas Meeks, its Vice President of Engineering. The loss of the services of any of these individuals could have a material adverse effect upon the Company. The Company does not maintain insurance on the lives of Messrs. Miller or Meeks.

         QUALIFICATION REQUIREMENTS FOR NASDAQ SECURITIES. There is currently no trading market for the common stock of the Company. For the Company's Common Stock to be eligible for initial inclusion on NASDAQ, the Company must, among other things, maintain at least $4,000,000 in total assets, and have at least $2,000,000 of capital and surplus. In addition, the bid price of the Common Stock must be at least $3.00 per share, the market value of the outstanding common stock must be at least $1,000,000 and there must be at least 300 holders of the common stock. The Company does not currently meet these requirements and there can be no assurance that the Company's common stock will meet the requirements for inclusion on NASDAQ in the future. It is currently anticipated that trading, if any, in the common stock will be conducted in the over-the-counter market on the OTC Bulletin Board, a NASD-sponsored inter-dealer quotation system, or in what are commonly referred to as the "pink sheets." As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's common stock. In addition, the Company's common stock is currently subject to a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's common stock and the ability of shareholders to sell their shares of common stock in the secondary market.

         DIVIDENDS UNLIKELY. The Company has never declared or paid dividends on its common stock and currently does not intend to pay dividends in the foreseeable future. The Company currently intends to follow a policy of retaining all earnings, if any, to finance the expansion and development of its business. In any event, future dividend policy will depend upon the Company's earnings, financial condition, working capital requirements, and will be at the discretion of the Board of Directors.

BUSINESS STRATEGY

         The Company's business strategy has been and will continue to be the acquisition of producing oil and gas properties and exploitation of those properties to maximize production and ultimate reserve recovery. The Company also intends to market its technologies to the oil and gas industry focusing on selling products to major and independent operators. The Company will also focus on developing joint venture opportunities utilizing its technologies to enhance oil production in which both venture parties will share in the revenue produced by the operations. Finally the Company plans to institute a steam service program whereby the Company will sell steam on a per barrel basis to major and independent operators to produce revenue. The Company's present business strategy is to concentrate on expanding its asset base and cash flow primarily through emphasis on the following activities:

     o Acquiring additional producing oil and gas properties, including properties with potential for developmental drilling to maintain a significant inventory of undeveloped prospects and to enhance the Company's foundation for future growth;

     o Increasing production cash flow and asset value by developing the Company's proven undeveloped reserves;

     o Building on the Company's existing base of operations by concentrating its development activities in its primary operating area of Oklahoma;

     o Serving as operator of its wells to ensure technical performance and reduce costs;

     o Developing relationships with major and large independent oil and gas companies to create joint venture opportunities;

MANAGING FINANCIAL RISK AND MITIGATING TECHNICAL RISK BY:

     o Drilling in known productive trends with the utilization of satellite imaging technology;

     o Diversifying investment over a large number of wells in the Company's primary operating areas;

     o Using, where appropriate, the steam and thermal gas injection systems acquired by the Company from Wave Technology, Inc. to enhance recovery of oil and gas from producing properties;

     o Marketing the steam and thermal gas injection systems acquired by the Company from Wave Technology, Inc. to other oil producers;

     o Participating at industry trade shows to introduce our technology to the oil and gas industry;

     o  Providing   technology   to  major  and   independent   operators  on  a
demonstration basis to stimulate sales of the Companies technologies;

     o Maintaining low general and administrative expenses and increasing economies of scale to reduce per unit Operating Costs and reserve addition costs.

ACQUISITION AND EXPLOITATION ACTIVITIES

         ACQUISITIONS. Historically, the Company has allocated a substantial portion of its capital expenditures to the acquisition and development of producing oil and gas properties. The Company acquired 54 oil wells contained on 960 acres of land during the fiscal year 1997. During fiscal years 1998 and through the period ended March 31, 2000, the Company acquired an additional 250 oil and gas wells contained on over 7,800 acres of land. These properties contained a total of 64 million Bbls of crude oil and an un-estimated quantity of natural gas for total costs of approximately $340,000. These acquisitions represent that the company has over 67.1 million barrels of proven reserves in the ground of which 34.4 million barrels is considered as recoverable. These reserves based on the current market price of crude oil gives the company approximately $900 million dollars in oil assets. The Company has financed its acquisitions primarily through cash flow and issuance of common stock.

         In January, 1997, Crude Oil Recovery, Inc., a joint venture between the Company and a third party - in which the Company has a 49% interest - purchased from unaffiliated third parties four leases in Osage County, Oklahoma, which Crude Oil Recovery operates. The total purchase price paid for these properties by Crude Oil Recovery was $160,000. This acquisition was negotiated on behalf of Crude Oil Recovery, Inc. by the Company's President, Anthony Miller, and the purchase price was based on a review of the property by an independent certified petroleum geologist. These four properties contain a combined total of fifty-six wells, of which nineteen are currently producing oil.

DURING 1998, THE COMPANY MADE THE FOLLOWING ACQUISITIONS:

1. A ninety percent (90%) working interest in an oil and gas lease (the "Horton lease"), located in Osage County, Oklahoma, from an unaffiliated seller for a total purchase price of $9,000.00, cash. The other ten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains eleven oil wells and five oil and gas wells. Currently, two oil wells are producing. The Company is unable at this time to produce any natural gas from this lease since the main gathering line utilized by the Company on this property to ship the gas is not working. The main gathering line is owned and operated by Duke Energy Field Services, Inc. ("Duke Energy"), an unaffiliated third party. Duke Energy is responsible for repairing the line and has stated that it should be completed on or about June, 2000. At that time the Company will be in a position to begin producing and shipping natural gas from the five oil and gas wells.

2. A ninety percent (90%) working interest in the Cassidy/Mullendore lease, located in Osage County, Oklahoma, from an unaffiliated seller for a total purchase price of $4,500.00, cash. The other ten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains eleven wells, of which one is currently producing oil;

3. A ninety percent (90%) working interest in the Mullendore lease, located in Osage County, Oklahoma, from an unaffiliated seller for a total purchase price of $4,500.00, cash. The other ten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains nine wells, of which three are currently producing oil;

4. A ninety percent (90%) working interest in the North Hickory lease, located in Osage County, Oklahoma, from an unaffiliated seller for a total purchase price of $27,000.00, cash. The otherten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains twenty-one wells, of which two are currently producing oil;

5. A ninety percent (90%) working interest in the North Hickory II lease, located in Osage County, Oklahoma, from an unaffiliated seller for a total purchase price of $18,000.00, cash. The other ten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains two wells, one of which is currently producing oil;

6. A ninety percent (90%) working interest in the SW Domes oil and gas lease, located in Osage County, Oklahoma, from an unaffiliated seller for a total purchase price of $13,500.00, cash. The other ten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains nine oil wells and nine oil and gas wells. Currently, five of the oil wells are producing. The Company is unable at this time to produce any natural gas from this lease since the main gathering line utilized by the Company on this property is not working. The main gathering line is owned and operated by Duke Energy Field Services ("Duke Energy"), an unaffiliated third party. Duke Energy is responsible for repairing the line and has stated that it should be completed on or about January, 2000. At that time the Company will be in a position to begin producing and shipping natural gas from 13 of the oil and gas wells;

7. A one hundred percent (100%) working interest in the Bales lease, located in Osage County, Oklahoma, from an unaffiliated seller for a total purchase price of $4,500.00, cash. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains thirteen wells, of which two are currently producing oil;

8. A ninety percent (90%) working interest in the Thunderbolt lease, located in Osage County, Oklahoma, from an unaffiliated seller for a total purchase price of $4,500.00, cash. The other ten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains two wells, of which one is currently producing oil;

9. In December 1998, the Company acquired a ninety percent (90%) working interest in the oil property known as the Roark Lease, located in Osage County, Oklahoma. The Company paid $4,000 for this property and expended an additional $3,000 in capitalized costs through the period ended March 31, 2000. The property contains 3 oil wells, 1 of which is currently in production.

10. A ninety percent (90%) working interest in the Holcombe oil and gas lease, located in Osage County, Oklahoma, from an unaffiliated seller for a total purchase price of $9,000.00, cash. The other ten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains eight oil and gas wells, seven of which are currently in production;

11. A ninety percent (90%) working interest in the Sand Creek lease, located in Osage County, Oklahoma, from an unaffiliated seller for a total purchase price of $9,000.00, cash. The other ten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains twelve wells, of which three are currently producing oil;

12. A one-hundred percent (100%) working interest in the Edison lease, located in Kern County, California from an unaffiliated seller for a total purchase price of $250,000, of which $16,000 has been paid by the Company. The remaining balance of $234,000 is to be paid on or before September 2000, and may be extended by the Company's payment of an extension fee, which goes towards the balance owing. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains twelve wells, none of which are producing at this time;

13. A ninety percent (90%) working interest in the South Sears lease, located in Chautauqua County, Kansas, from an unaffiliated seller for a total purchase price of $750.00, cash. The other ten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. The property contains five wells, none of which are currently producing oil.

14. A ninety percent (90%) working interest in the McCall, McElroy, Miller, Moore, Inglefield, Kirchner and Floyd Casement leases (the "Chautaugua leases"), which are located in Chautaugua, Kansas, and are adjacent to the South Sears lease. The total purchase price for these leases was $39,250.00, cash. The other ten percent (10%) working interest in this property is owned by McCann and Company, an Oklahoma company with whom the Company contracts to act as its field supervisor overseeing certain of the Company's properties. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. Of the total purchase price, $34,000.00 was for the McCall lease, which contains 32 oil wells. The other Chautaugua leases contain a total of eight oil wells. None of the wells on the Chautaugua leases are currently in production.

DURING 1999, THE COMPANY MADE THE FOLLOWING ACQUISITIONS:

         During 1999, the Company acquired a one hundred percent (100%) working interest in the Kane, Calvert, Wilson and Kane II leases, located in Washington County, Kansas, from an unaffiliated seller for a total purchase price of $20,000.00, cash. This acquisition was negotiated on behalf of the Company by its officers, and the purchase price was based on a review of the property by an independent certified petroleum geologist. These properties contain a combined total of forty wells, none of which are currently producing oil.

         IN ADDITION, DURING 1999, THE COMPANY ACQUIRED THE FOLLOWING OPTIONS TO PURCHASE OIL PROPERTIES IN OSAGE COUNTY, OKLAHOMA:

1. the Bowring Unit oil and gas lease. This property contains 35 wells on 960 acres of land. The Company paid $5,000.00 to the Osage Tribal Council for the right to produce oil on the property. Pursuant to the terms of the option, the Company must begin production on the lease by March, 2001. If the Company fails to begin production by that time, ownership of the property will revert back to the Osage Tribal Council and the Company will not have any interest in the property and forfeit its $5,000.00. Before the Company can begin production on this lease, it may need to post a surety bond in an amount to be determined by the local Director of the Bureau of Indian Affairs, in his discretion, in order to cover any possible expenses relating to the capping of wells after the oil has been depleted. Should the Company begin production on this lease, within the specified time frame, ownership of the property will be transferred to the Company;

2. four quarter sections of property, two of which are adjacent to the Company's North Hickory lease and two are adjacent to the Company's Mullendore lease. The Company paid the Osage Tribal Council $200.00 per quarter section for the option to purchase each quarter section for $5,000.00 each. This option expires on March, 2001; and

3. the Solomon oil lease. This property contains forty wells on 160 acres of land. The Company paid $500.00 to the Osage Tribal Council for the right to produce oil on the property. Pursuant to the terms of the option, the Company must begin production on the lease by March, 2001. If the Company fails to begin production by that time, ownership of the property will revert back to the Osage Tribal Council and the Company will not have any interest in the property and forfeit its $500.00. Before the Company can begin production on this lease, it may need to post a surety bond in an amount to be determined by the local Director of the Bureau of Indian Affairs, in his discretion, in order to cover any possible expenses relating to the capping of wells after the oil has been depleted. Should the Company begin production on this lease, within the specified time frame, ownership of the property will be transferred to the Company.

         To the extent that it has the capital resources to do so, the Company intends to continue to pursue a business strategy that emphasizes reserve additions through acquisitions. The Company intends to focus its acquisition program on producing properties which it believes have potential for additional exploitation through additional development and enhanced recovery via lateral completions and improved operating techniques. The Company will seek properties that are underdeveloped, overly burdened with expenses or owned by financially troubled companies. Management intends to focus on properties located in the mid-continent region of the United States, primarily in the states of Kansas and Oklahoma, where Company personnel are best able to draw on their prior oil and gas experience. It is anticipated that a majority of the potential acquisition opportunities will be internally generated by Company personnel, although some opportunities may be brought to the Company by non-employee Directors or stockholders of the Company. The Company does not currently have any plans to engage professional firms or consultants that specialize in acquisitions but may do so in the future. The Company may utilize any one or a combination of lines of credit with banks, public and private sales of debt and equity securities, joint oil and gas development arrangements and internally-generated cash flow to finance its acquisition efforts. No assurance can be given that sufficient external or internal funds will be available to fund the Company's desired acquisitions.

         The Company consults with a certified petroleum geologist and others in evaluating some of its major prospective acquisitions. With some acquisitions, the Company has not retained a certified petroleum geologist to evaluate the property because management determined that the price of the property would not justify the retention of such expert. In these cases, the Company utilizes an acquisitions screening approach using applicable engineering and geological criteria in the review and evaluation process. This evaluation process helps to form the basis of the purchase price for a potential acquisition. The Company generally considers the following in its decision-making process: historical and current production, reservoir information, satellite imaging technology, and other potential behind pipe zones or drilling opportunities. The Company will continue to weigh the comparative value of various methods of reserve acquisitions and employ the method it believes is most advantageous in any given transaction. After the acquisition of oil and gas properties, management generally develops a reservoir depletion plan to maximize production rates, ultimate reserve recovery and cash flow generation. Such plans consider field operating procedures, workovers, recompletions, secondary recovery implementation, additional drilling and such other procedures as the situation dictates.

         The Company does not have a specific budget for the acquisition of oil and gas properties since the timing and size of acquisitions are difficult to forecast. However, the Company is constantly reviewing acquisition possibilities.

         DEVELOPMENT ACTIVITIES The Company concentrates its acquisition efforts on proved producing properties which demonstrate a potential for significant additional development through workovers, behind-pipe recompletions, secondary recovery operations, the drilling of development or infill wells, and other exploitation activities which the Company may find appropriate. The Company has pursued an active workover and recompletion program on the properties it has acquired and intends to continue its workover and recompletion program in the future as properties acquired warrant. In connection with oil and gas property acquisitions, properties are reviewed and evaluated by the Company with a view toward taking the appropriate actions to maximize production. Such actions may include repair or replacement of equipment or more extensive efforts such as recompletion in a different producing zone or implementation of secondary recovery operations. The expenditures required for the Company's workover and recompletion program have historically been financed, and it is expected that they will continue to be financed, by borrowings and internally generated funds.

         Exploratory drilling has been minimal to date. The Company reviews exploration proposals from other companies and individuals and may from time to time participate in certain ventures where the risk-reward ratio is sufficiently high to warrant capital outlays. The Company does not anticipate generating exploration projects utilizing its own staff at the present time. Consequently, exploratory drilling within the United States will likely only remain a small part of the Company's business.

     PRODUCTION The Company owns and operates producing oil and gas properties located in the states of Kansas and Oklahoma. In addition, the Company owns a non-producing oil property in Kern County, California. The Company continuously evaluates the profitability of its oil, gas and related activities and has a policy of divesting itself of unprofitable oil and gas properties or areas of operation that are not consistent with its operating philosophy.

         The  Company  owns  and  operates  47  producing  wells  and  owns  232 non-producing wells. Of the foregoing, 19 of the producing and 41 of the non-producing wells are owned and operated by the Company, pursuant to its joint venture agreement. Oil and gas sales from the Company's producing oil and gas properties accounted for substantially all of the Company's revenues for the years ended December 31, 1997, 1998 and the nine months ended March 31, 2000.

         The following  summarizes the Company's  principal areas of oil and gas production activity.
  -------------------------------- -------------------------- --------------- ----------------- -----------------
            LEASE NAME                     LOCATION              WORKING        NET REVENUE        NUMBER OF
                                        (COUNTY, STATE)          INTEREST         INTEREST         PRODUCING
                                                                                                     WELLS
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  HORTON/ CASSIDY/MULLENDORE       Osage County, OK                      90%               79%                 3
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  MULLENDORE                       Osage County, OK                      90%               79%                 3
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  NORTH HICKORY                    Osage County, OK                      90%            66.45%                 2
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  NORTH HICKORY II                 Osage County, OK                      90%            66.45%                 1
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  SW DOMES                         Osage County, OK                      90%            74.50%                 5
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  BALES                            Osage County, OK                     100%               84%                 2
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  THUNDERBOLT                      Osage County, OK                      90%            66.90%                 1
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  ROARK                            Osage County, OK                      90%               75%                 1
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  HOLCOMBE (gas)                   Osage County, OK                      90%               75%                 7
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  SAND CREEK                       Osage County, OK                      90%            73.10%                 3
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  EDISON FIELD                     Kern County, CA                      100%               75%                 0
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  LEONARD (NE-16)                  Osage County, OK                      49%            83.33%                 1
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  LAWSON                           Osage County, OK                      49%            83.33%                 8
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  EBERT                            Osage County, OK                      49%            83.33%                 5
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  LEONARD(SW-15)                   Osage County, OK                      49%            83.33%                 5
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  KANE                             Washington Co., OK                   100%            83.33%                 3
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  CALVERT                          Washington Co., OK                   100%            83.33%                 0
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  WILSON                           Washington Co., OK                   100%            83.33%                 0
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  KANE II                          Washington Co., OK                   100%            83.33%                 0
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  FLOYD CASEMENT                   Chautauqua, KS                        90%            81.25%                 1
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  FULSOM                           Chautauqua, KS                        90%            81.25%                 2
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  KIRCHNER                         Chautauqua, KS                        90%            81.25%                 1
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  McCALL                           Chautauqua, KS                        90%            81.25%                 3
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  McELROY                          Chautauqua, KS                        90%            81.25%                 0
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  MILLER                           Chautauqua, KS                        90%            81.25%                 1
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  MOORE                            Chautauqua, KS                        90%            81.25%                 0
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  SOUTH SEARS                      Chautauqua, KS                        90%            79.50%                 3
  -------------------------------- -------------------------- --------------- ----------------- -----------------
  INGLEFIELD                       Chautauqua, KS                        90%            81.25%                 0
  -------------------------------- -------------------------- --------------- ----------------- -----------------

OIL AND GAS JOINT VENTURE

     In 1996, the Company entered into a Joint Venture Agreement (the "Agreement") with a third party for the purposes of acquiring, developing, producing, marketing and operating oil and gas properties. Pursuant to the Agreement, the Company owns a forty-nine percent (49%) in Crude Oil Recovery, Inc., an Oklahoma corporation ("COR"). Pursuant to the Agreement, the Company is entitled to appoint one member of the board of directors of COR, with the two remaining seats to be appointed by a third party. To date, COR has acquired and been producing on four properties in Osage County, Oklahoma. These properties were purchased for $160,000 cash from an unaffiliated third party by the joint venture partner and given to COR, pursuant to the Agreement. The properties are located on Osage tribal land and, as such, are managed by the Bureau of Indian Affairs. The properties consist of 960 acres with 56 oil wells, of which 19 wells are currently producing oil. To date, these properties have produced a total of 13,917 barrels of oil in the three years that it has been operated by COR. Pursuant to the Agreement, the Company is responsible for developing and operating the properties. To date, the Company has not received any revenues from the joint venture. Pursuant to the Agreement, all revenues of the joint venture have been reinvested into the properties for the purposes of making leasehold improvements, operations and increasing the production levels from these properties. COR intends to continue to use these revenues to bring the 43 additional oil wells into production. It is anticipated that soon after COR has fully developed these properties and, if it is generating a profit, that it will begin making distributions to the joint venture partners. However, the Company is unable to predict when and if COR will generate profits for distribution to the Company.

TECHNOLOGIES

         Another major focus of the Company is to use the TM-96 Portable Steam Generator System (the "TM-96") and TM-98 Portable Thermo-Gas Re-Pressurizing System (the "TM-98") thermal injection technologies to rekindle its marginally producing oil wells to profitable levels. To date, the Company has acquired and is currently utilizing one TM-96 and one TM-98 on certain of its oil properties. The Company also intends on marketing and selling the oil recovery enhancement technologies to other secondary oil operators, although it has not yet received any purchase orders from other operators.

         Thermal recovery, the process of intentionally introducing heat into a formation for the purpose of recovering oil, has been used by the oil industry for over 100 years for secondary recovery purposes. Thermal recovery is preferred over other recovery methods due to its ability to improve the displacement and recovery efficiencies. The reduction in crude oil viscosity that accompanies a temperature increase not only allows the oil to flow more freely but also results in more favorable mobility ratios. The most common thermal recovery methods in use today are combustion, hot water, hot oil, hot gases and steam.

THE TM-96 PORTABLE STEAM GENERATOR

     The TM-96 is a self-contained, fully mobile steam generator unit. The unit is equipped with a water softener system, diesel powered electric generator, high pressure pump, low emission 5 million BTU per hour burner, computerized control panel and hot water generator system. The unit is capable of delivering hot water and steam at temperatures of up to 500(0) F to well depths of 2,500 feet or less. The TM-96 is powered by propane to heat water pumped from a groundwater aquifer. The system has the ability to deliver variable water temperature, pressure and volume. The American Society of Mechanical Engineers ("ASME") has certified that the TM-96 is built in full conformity with the ASME's current standards relating to the production of steam boilers and/or generators. As a result, the TM-96 is stamped and insured by the Hartford Company.

     The TM-96 is designed to stimulate marginal/stripper oil wells, remediate paraffin precipitation that creates borehole damage and blockage of perforation and tubular goods and increase production. The TM-96 directly injects steam down the casing of the well for a minimum of five to ten hours depending on the geological conditions of each reservoir. The thermal energy generated by the hot water and steam emit heat throughout the wellbore area, thereby unclogging the wellbore of paraffin build-up, which chokes off the production by decreasing the flow of oil. This complete process is designed to reduce the viscosity of the clogging hydrocarbons, thus allowing the reservoir oil to flow more readily, which will enhance the oil production process. In addition, the steam injection into the wellbore mobilizes precipitated paraffin and provides energy to the reservoir to move oil toward the well when production begins after stimulation and a soak period.

     The TM-96 system is designed for safety and protection of operating personnel. The TM-96 is placed approximately 100 feet away from the wellhead of the well receiving steam/hot water stimulation. Hot water is delivered to the wellhead from the TM-96 and flashes to steam as it is injected into the production tubing or casing at the wellhead. The hot water/steam delivered into the tubular goods at the wellhead and into the oil reservoir elevated the precipitated paraffin above its pore point. As a result, paraffin-causing blockage in tubular goods, plugging in perforations, and damage in the reservoir becomes mobilized. Following stimulation by hot water/steam and remediation of blockage and reservoir damage, the flow of oil toward the well is enhanced. Paraffin precipitation in tubular goods, in perforations, and in the reservoir near the wellbore severely restricts the volume of oil that can be produced.

PATENT APPROVAL

     On or about July 19, 1999, the United States Patent Office approved a patent for the Methods and Apparatus for Viscosity Reduction of Hydrocarbons in Oil Wells, the TM-96. The patent application (Application No. 08/959,777) had been pending for three years before it was approved; United States Patent #5,979,549. The Company is also taking steps to obtain patent protection in 26 additional countries where the technology could be manufactured or utilized to assist in the recovery of oil from marginally producing oil wells.

     The Company's pilot project for the TM-96 involved stimulation of eight wells on the Company's joint venture leases, located in Osage County, Oklahoma. Steaming began on September 26, 1997, and was done periodically over a period of sixty days. The Company intent for the project was to determine the optimum stimulation parameters for this specific property. The wells on the subject leases were completed with ordinary oil filed cement around production casing. As a result, they are incapable of being stimulated with high temperature (500(Degree) F) steam/hot water without causing damage to the cement or movement that will also cause damage. Accordingly, the temperature of the steam/hot water used during the pilot project was injected at a reduced temperature in order to avoid compromising the integrity of the casing and cement. The pilot project demonstrated that the technology was capable of elevating oil production above ten (10) barrels per day throughout the test phase. The Company is currently utilizing the TM-96 on the joint venture leases. Each well is stimulated every thirty days to reduce paraffin buildup.

         THE TM-98 PORTABLE THERMO-GAS REPRESSURIZING UNIT

     The TM-98 is a portable thermal gas injector designed to directly inject inert flue gas into an oil formation to repressurize the formation and to decrease the viscosity of the oil, thereby increasing production. The TM-98 is designed to either work alone or in conjunction with the TM-96 to improve oil production. The injection of thermal gases into a formation acts much in the same way as steam to stimulate the recovery of oil, except that gases will not condense into water. In addition, the carbon dioxide, carbon monoxide, and nitrogen in the flue gases have properties that also aid in the oil recovery process. The TM-98 will provide the Company with the ability to service a number of wells on which steam may not be cost effective, i.e. those formations with a high clay content or where water is not readily available.

         For those formations where steam is effective, the TM-98 will increase the efficiency of the TM-96, by increasing the gas pressurization in the formation, thereby assisting the oil flow. Typically, oil reservoirs contain natural gas. Until the use of natural gas became common throughout the United States, operators commonly burned natural gas in flares near producing wells or vented it into the atmosphere. As natural gas is flared or sold for household or industrial use, the reservoir pressure is depleted. A depletion of the reservoir pressure results in a decline in oil production as there is decreased displacement of the oil in place is decreased. In order to stimulate the production of oil out of these formations, it is necessary to restore the pressure in the formation through the injection of natural gas, carbon dioxide and water. The TM-98, however, provides a cost effective and more efficient manner to repressurize the formation through the injection of inert flue gas. In addition, flue gas may easily be combined with steam or water injection to increase oil production and recovery.

     The Company has filed an application with the United States Patent Office seeking patent approval for the TM-98 (Method and Apparatus for Pressure Injection of Gases into Oil Formation). The patent application has been pending for 2 years.

     The Company obtained the exclusive licensing rights to develop, sell, lease and utilize the TM-96 from Wave Technology Inc. ("Wave Tech"), a research and development company that specializes in the creation and development of oil industry related technologies. Pursuant to the Company's merger with U.S. Thermo-Tech, Inc. ("Thermo"), the Company acquired the exclusive right to develop, sell and utilize the patent pending TM-98. Thermo had acquired the exclusive rights to the TM-98 from Wave Tech. Wave Tech's main focus has been to develop technology to increase world and domestic oil production by the use of thermal technology to enhance oil recovery. The TM-96 and TM-98 are the creation of Mr. Thomas Meeks, President of Wave Tech and a Director of the Company, an inventor with over twenty years' experience in the oil industry. Mr. Meeks is noted for patenting the world's first down-hole steam generator, which was capable of delivering steam at depths of down to 5,000 feet for the harvesting of heavy oil reserves.

MARKETING

         The availability of a market for oil and gas produced or marketed by the Company is dependent upon a number of factors beyond its control, which cannot be accurately predicted. These factors include the proximity of wells to, and the available capacity of, natural gas pipelines, the extent of competitive domestic production and imports of oil and gas, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted, which would impose price controls or additional taxes upon crude oil or natural gas, or both. In the event a productive gas well is completed in an area that is distant from existing gas pipelines, the Company may allow the well to remain shut-in until a pipeline is extended to the well or until additional wells are drilled to establish the existence of sufficient producing reserves to justify the cost of extending existing pipelines to the area. It appears that the United States is emerging from a period of oversupply of natural gas which has, and may still, cause delays, restrictions or reductions of natural gas production and which in the past has adversely affected gas prices. Oversupplies of natural gas can be expected to recur from time to time and may result in depressed gas prices and in the gas producing wells of the Company being shut-in.

         Since the early 1970's the supply and market price for crude oil has been significantly affected by policies adopted by the member nations of OPEC. Members of OPEC establish among themselves prices and production quotas for petroleum products from time to time with the intent of manipulating the global supply and price levels for crude oil. In addition, Canada recently revised its laws affecting the exportation of natural gas to the United States. Mexico also continues to fine tune its import/export policies. The oil and gas policies of the United States, Canada and Mexico are impacted by the Canadian/U.S. Free Trade Agreement, the General Agreement on Tariffs and Trade, and the North American Free Trade Agreement. These factors are expected to increase competition and may adversely affect the price of natural gas in certain areas of the United States. The Company is unable to predict the effect, if any, which OPEC, Canadian and Mexican policies, and emerging international trade doctrines will have on the amount of, or the prices received for, oil and natural gas produced and sold by the Company.

         Changes in oil and natural gas prices significantly affect the revenues and cash flow of the Company and the value of its oil and gas properties. Significant declines in the prices of oil and natural gas could have a material adverse effect on the business and financial condition of the Company. The Company is unable to predict accurately whether the price of oil and natural gas will rise, stabilize or decline in the future.

         All of the Company's crude oil and condensate production is sold at posted prices for West Texas Intermediate under short-term contracts, as is customary in the industry. The only purchaser of the Company's oil production, to date, is Cooperative Refining, LLC., and its predecessor Farmland Industries, Inc. Thus, it accounts for all of the Company's oil revenues. The Company has an ongoing agreement with Cooperative Refining, LLC., through its predecessor, Farmland Industries, whereby Cooperative Refining, LLC. purchases the Company's crude oil production at the price of Koch's Oklahoma Sweet Posting plus an additional $1.40 based on the date of removal. The agreement was entered into in December, 1998, for an initial term of six months and has been continuously renewed by the parties. The agreement is subject to a 30-day cancellation notice by either party. The Company has no reason to believe that this agreement will be cancelled by either party, although there can be no assurance of such. If the agreement is cancelled, the Company would sell its oil production at the posted price.

         The Company's gas production is sold primarily on the spot market or under market sensitive short term agreements with two purchasers, Duke Energy Field Services, Inc. and Northern Osage Gas Association, LLC.

COMPETITION

         Competition in the acquisition of producing oil and gas properties and in the exploration and production of oil and gas is intense. In seeking to obtain desirable producing properties, new leases and exploration prospects, the Company faces competition from both major and independent oil and gas companies as well as from numerous individuals. Many of these competitors have financial and other resources substantially in excess of those available to the Company.

         Increases in worldwide energy production capability and decreases in energy consumption as a result of conservation efforts have brought about substantial surpluses in energy supplies in recent years. This, in turn, has resulted in substantial competition for markets historically served by domestic natural gas resources both with alternate sources of energy and among domestic gas suppliers. As a result, there have been reductions in oil and gas prices, widespread curtailment of gas production and delays in producing and marketing gas after it is discovered. Changes in government regulations relating to the production, transportation and marketing of natural gas have also resulted in significant changes in the historical marketing patterns of the industry. Generally, these changes have resulted in the abandonment by many pipelines of long-term contracts for the purchase of natural gas, the development by gas producers of their own marketing programs to take advantage of new regulations requiring pipelines to transport gas for regulated fees, and the emergence of various types of gas marketing companies and other aggregators of gas supplies.

         As a consequence, gas prices, which were once effectively determined by government regulation, are now largely established by market competition.

         Competitors of the Company in this market include other producers, gas pipelines and their affiliated marketing companies, independent marketers, and providers of alternate energy supplies.

         COMPETITION IN SALE OF TM-96. The Company faces competition from other companies that manufacture and sell steam generators for use in the oil industry. This competition consists of some of the following companies, Babcock and Wilcox and Studders Combustion Engineering. The generators manufactured and sold by these competing firms are larger (50,000,000 btu's), immobile and much more costly than the TM-96. These generators are generally purchased only by the major oil companies due to the initial capital cost (over $1,000,000 per system), operating cost, pollution control cost (approximately $250,000 per year), and the recovery cost of steaming. The Company believes that the TM-96 competes favorably against these competing steam generators due to the TM-96's size, portability and cost. The Company is currently unaware of any competing seller of small, portable steam generators for use in recovery of secondary oil.

         COMPETITION IN SALE OF TM-98. The Company is unaware of any other entity that is marketing or selling any product that directly injects thermal gas into oil formations for the purpose of repressurizing the formation.

REGULATION

         The oil and gas industry is extensively regulated by federal, state and local authorities. Legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, have issued rules and regulations applicable to the oil and gas industry and its individual members, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and gas industry increases its cost of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

         EXPLORATION AND PRODUCTION. Exploration and production operations of the Company are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilling and producing, and the plugging and abandoning of wells. The Company's operations are also subject to various conservation matters. These include the regulation of the size of drilling and spacing units or the density of wells which may be drilled, and the unitization or pooling of oil and gas properties or interests. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas, and impose certain requirements regarding the rate of production. The effect of these regulations is to limit the amounts of oil and gas the Company can produce from its wells, and to limit the number of wells or the locations at which the Company can drill.

         The state of Oklahoma has adopted rules under which it regulates the quantities of natural gas, which may be produced within their borders. The stated rationale behind such prorationing legislation and rulemaking is the conservation of natural resources, prevention of waste and protection of the correlative rights of oil and gas interest owners by limiting production to the available market. The Company does not believe these rules will materially affect its operations.

         Certain of the Company's oil and gas leases are granted by the federal government and administered by the Bureau of Indian Affairs (the "BIA"). Such leases require compliance with detailed federal regulations and orders, which regulate, among other matters, drilling and operations on these leases and calculation of royalty payments to the BIA. The Mineral Lands Leasing Act of 1920 places limitations on the number of acres under federal leases that may be owned in any one state. While the Company does not have a substantial federal lease acreage position in any state or in the aggregate, the Company does own interests in federal oil and gas leases which produce amounts of oil and gas material to the Company. The Mineral Lands Leasing Act of 1920 and related regulations also may restrict a corporation from holding title to federal onshore oil and gas leases if stock of such corporation is owned by citizens of foreign countries which are not deemed reciprocal under such Act. Reciprocity depends, in large part, on whether the laws of the foreign jurisdiction discriminate against a United States person's ownership of rights to minerals in such jurisdiction. The purchase of shares in the Company by citizens of foreign countries who are not deemed to be reciprocal under such Act could have an impact on the Company's ownership of federal leases.

        The Company's operations are subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. Permits are required for several of the Company's operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. It is possible that increasingly strict requirements will be imposed by environmental laws and enforcement policies thereunder. The Company is also subject to laws and regulations concerning occupational safety and health. It is not anticipated that the Company will be required in the near future to expend amounts that are material in the aggregate to the Company's overall operations by reason of environmental or occupational safety and health laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance.

         NATURAL GAS SALES AND TRANSPORTATION. Federal legislation and regulatory controls have historically affected the price of the gas produced by the Company and the manner in which such production is marketed. The transportation and sale for resale of gas in interstate commerce are regulated pursuant to the Natural Gas Act of 1938 (the "NGA") and the Natural Gas Policy Act of 1978 (the "NGPA") and Federal Energy Regulatory Commission ("FERC") regulations promulgate thereunder. Since 1978, maximum selling prices of certain categories of gas, whether sold in interstate or intrastate commerce, have been regulated pursuant to the NGPA. The NGPA established various categories of gas and provided for graduated deregulation of price controls of several categories of gas and the deregulation of sales of certain categories of gas. All price deregulation contemplated under the NGPA has already taken place.

TITLE TO PROPERTIES

         As is customary in the oil and gas industry, the Company performs a minimal title investigation before acquiring oil and gas properties, which generally consists of obtaining a title report from legal counsel covering title to the major properties (for example, properties comprising at least 80% by value of the acquired properties) and due diligence reviews by independent landmen of the remaining properties. The Company believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. A title opinion is obtained prior to the commencement of any drilling operations on such properties. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties.

OPERATIONAL HAZARDS AND INSURANCE

         The operations of the Company are subject to all risks inherent in the exploration for and production of oil and gas, including such natural hazards as blowouts, cratering and fires, which could result in damage or injury to, or destruction of, drilling rigs and equipment, formations, producing facilities or other property, or could result in personal injury, loss of life or pollution of the environment. Any such event could result in substantial expense to the Company which could have a material adverse effect upon the financial condition of the Company to the extent it is not fully insured against such risk. The Company carries insurance against certain of these risks but, in accordance with standard industry practice, the Company is not fully insured for all risks, either because such insurance is unavailable or because the Company elects not to obtain insurance coverage because of cost. Although such operational risks and hazards may to some extent be minimized, no combination of experience, knowledge and scientific evaluation can eliminate the risk of investment or assure a profit to any company engaged in oil and gas operations.

EMPLOYEES

     The Company employs a total of five full time personnel at its offices in Colton, California and three full time field employees in the state of Oklahoma. The Company also engages the services of 17 additional contract field personnel on an as needed basis. The Company believes its relations with its employees and contractors are excellent.

RESULTS OF OPERATIONS

         The Company follows the "successful efforts" method of accounting for its oil and gas properties whereby costs of productive wells and productive leases are capitalized and depleted on a unit-of-production basis over the life of the remaining proved reserves. Depletion of capitalized costs is provided on a well-by-well basis. Exploratory expenses, including geological and geophysical expenses and annual delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful.

         The factors which most significantly affect the Company's results of operations are (i) the sale prices of crude oil and natural gas, (ii) the level of oil and gas sales, (iii) the level of lease operating expenses, and (iv) the level of production activities. Total sales volumes and the level of borrowings are significantly impacted by the degree of success the Company experiences in its efforts to acquire oil and gas properties and its ability to maintain or increase production from existing oil and gas properties through its development and production enhancement activities. The following table reflects certain historical operating data for the periods presented.

------------------------------------------------------------------------------------- ----------------------------------------------
                                                  YEAR ENDED DECEMBER 31                        SIX MONTHS ENDED JUNE 30
------------------------------------------------------------------------------------- ----------------------------------------------
                                                 1998                   1999                   1999                2000
ITEMS:
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
NET SALES VOLUMES:
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
OIL (BBLS)                                     3,320                  5,436                    3,336               3,450
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
NATURAL GAS (MCF)                                  0                      0                        0                   0
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
OIL EQUIVALENT (BOE)                           3,320                  5,436                    3,336               3,450
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
AVERAGE SALES PRICES:                          $18.05/bbl             $19.00/bbl               $19.00/bbl          $26.75
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
OIL (PER BBL)                                  $18.05/bbl             $19.00/bbl               $19.00/bbl          $26.75
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
NATURAL GAS (PER MCF)                             N/A                   N/A                      N/A                 N/A
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
OPERATING EXPENSES PER BOE OF NET
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
SALES:                                         60,061               105,296                    63,384              92,287
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
LEASE OPERATING
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------
GENERAL, ADMINISTRATIVE AND OTHER
DEPRECIATION, DEPLETION AND
AMORTIZATION                                  224,456               392,492                   235,495              89,020
--------------------------------------- ----------------------- ---------------------- ---------------------- ----------------------

     Relatively modest changes in either oil or gas prices significantly impact the Company's results of operations and cash flow and could significantly impact the Company's borrowing capacity. Prices received by the Company for sales of oil and natural gas have fluctuated significantly from period to period. The Company's ability to obtain additional capital on attractive terms is substantially dependent on oil and gas prices. Domestic spot oil prices have ranged from a high of approximately $40 per barrel in October 1991to a low of approximately $10 per barrel in January 1999. The fluctuations in oil prices during these periods reflect market uncertainty regarding OPEC's ability to control the production of its member countries, as well as concerns related to the global supply and demand for crude oil. Following the end of the Gulf War in early 1991, crude oil prices experienced continued weakness, primarily as a result of OPEC's inability to maintain disciplined production quotas by member countries and the uncertainty associated with Iraq's return to the crude oil export market. During the last 10 months, crude oil prices have begun to rebound and have steadily risen and reached a closing price of approximately $30 per barrel in January of 2000.

     On March 31, 2000 OPEC and the other oil producing nations met to re-examine production quotas which were set to reduce the large inventories of crude oil in the world marketplace. During that meeting they increased world production of crude oil by 1.5 million barrels per day above current production. This increase was made to stabilize escalating oil prices and energy cost. Since that event oil prices have again stabilized at approximately $26.00 per barrel according to U.S. prices. These factors continue to overhang the market and will create significant price volatility for the foreseeable future.

     Natural gas prices received by the Company fluctuate generally with changes in the spot market price for gas. Spot market gas prices have generally declined in recent years because of lower worldwide energy prices as well as excess deliverability of natural gas in the United States. However, natural gas prices have rebounded recently and appear to be poised for further strengthening. Domestic spot natural gas prices have ranged from a low of approximately $0.90 per Mcf in January 1992 to a high of approximately $4.44 per Mcf in December 1996, with a current price of approximately $3.07 per Mcf. Environmental concerns coupled with recent increases in the use of natural gas to produce electricity have combined to improve prices. As part of continued deregulation of natural gas, U.S. pipelines have been made more accessible to both buyers and sellers of natural gas and, as a result, natural gas will be able to more effectively compete for market share with other end-use energy forms.

     The Company's principal source of cash flow is the production and sale of its crude oil and natural gas reserves, which are depleting assets. Cash flow from oil and gas sales depends upon the quantity of production and the price obtained for such production. An increase in prices permits the Company to finance its operations to a greater extent with internally generated funds. A decline in oil and gas prices reduces the cash flow generated by the Company's operations, which in turn reduces the funds available for further development of its oil properties, acquiring additional oil and gas properties and exploring for an developing new oil and gas reserves.

     In addition to the foregoing, the results of the Company's operations vary due to seasonal fluctuations in the sales prices and volumes of natural gas. In recent years, natural gas prices have been generally higher in the fall and winter. Due to these seasonal fluctuations, results of operations for individual annual and quarterly periods may not be indicative of results which may be realized on an annual basis.

THE FOLLOWING EVENTS HAVE DIRECTLY AFFECTED THE COMPARABILITY OF THE RESULTS OF OPERATIONS AND FINANCIAL POSITION OF THE COMPANY DURING THE PERIODS PRESENTED:

     In November 1996, the Company formed a joint venture with a third-party. The joint venture formed Crude Oil Recovery, Inc., an Oklahoma corporation, in which the Company has a 49% interest. In January 1997, Crude Oil Recovery acquired the producing oil and gas properties known as the Leonard (NE-16), Lawson, Ebert and Leonard (SW-15) Leases, located in Osage County, Oklahoma. The Company's joint venture partner paid $160,000 for this property. Crude Oil Recovery has expended an additional $100,000 in capitalized costs during the year ended December 31, 1997. Sales of oil and gas from this property have been retained by Crude Oil Recovery and reinvested into these properties, pursuant to the joint venture agreement, to further develop these leases. Thus, the Company has not recognized any revenue from these properties.

     In November 1998, the Company acquired a ninety percent (90%) working interest in the oil property known as the South Sears Lease, located in Chautauqua County, Kansas. The Company paid $750 for the property and expended an additional $3,000 in capitalized costs through the period ended March 31, 2000. The property contains five wells, none of which are currently producing oil.

     In November 1998, the Company acquired a ninety percent (90%) working interest in oil properties known as the McCall, McElroy, Miller, Moore, Inglefield, Kirchner and Floyd Casement Leases (the "Chautaugua leases"), located in Chautaugua, Kansas. The Company paid $39,250 for these properties. Of the total purchase price, $34,000.00 was for the McCall lease, which contains 32 oil wells. The other Chautaugua Leases contain a total of eight oil wells. None of the wells on the Chautaugua Leases are currently in production.

     In December 1998, the Company acquired a ninety percent (90%) working interest in an oil and gas property known as the Horton Lease, located in Osage County, Oklahoma. The Company paid $9,000.00 for this property. The property contains eleven oil wells and five oil and gas wells. Currently, two oil wells are producing. The Company is unable at this time to produce any natural gas from this lease since the main gathering line utilized by the Company on this property to ship the gas is not working. The main gathering line is owned and operated by Duke Energy Field Services, Inc. ("Duke Energy"), an unaffiliated third party. Duke Energy is responsible for repairing the line and has stated that it should be completed in or about January, 2000. At that time the Company will be in a position to begin producing and shipping natural gas from the five oil and gas wells.

     In December 1998, the Company acquired a ninety percent (90%) working interest in the oil property known as the Cassidy/Mullendore Lease, located in Osage County, Oklahoma. The Company paid $4,500 for this property and expended an additional $4,500 in capitalized costs through the period ended March 31, 2000. The property contains eleven wells, of which one is currently producing.

     In December 1998, the Company acquired a ninety percent (90%) working interest in the oil property known as the Mullendore Lease, located in Osage County, Oklahoma. The Company paid $4,500 for this property and expended an additional $3,000 in capitalized costs through the period ended March 31, 2000. The property contains nine wells, of which three are currently producing oil.

     In December 1998, the Company acquired a ninety percent (90%) working interest in the oil property known as the North Hickory Lease, located in Osage County, Oklahoma. The Company paid $27,000.00 for this property and expended an additional $5,000 in capitalized costs through the period ended March 31, 2000. The property contains twenty-one wells, of which two are currently producing oil.

     In December 1998, the Company acquired a ninety percent (90%) working interest in the oil property known as the North Hickory II Lease, located in Osage County, Oklahoma. The Company paid $18,000.00 for this property and expended an additional $3,000 in capitalized costs through the period ended March 31, 2000. The property contains two wells, one of which is currently producing oil.

     In December 1998, the Company acquired a ninety percent (90%) working interest in the oil and gas property known as the SW Domes Lease, located in Osage County, Oklahoma. The Company paid $13,500 for the property and expended an additional $1,000 in capitalized costs through the period ended March 31, 2000. The property contains nine oil wells and nine oil and gas wells. Currently, five of the oil wells are producing. The Company is unable at this time to produce any natural gas from this lease since the main gathering line utilized by the Company on this property is not working. The main gathering line is owned and operated by Duke Energy Field Services ("Duke Energy"), an unaffiliated third party. Duke Energy is responsible for repairing the line and has stated that it should be completed on or about June 2000. At that time the Company will be in a position to begin producing and shipping natural gas from 3of the oil and gas wells.

     In December 1998, the Company acquired a one hundred percent (100%) working interest in the oil property known as the Bales Lease, located in Osage County, Oklahoma. The Company paid $4,500 for the property and expended an additional
$5,000 in capitalized costs through the period ended March 31, 2000. The property contains thirteen wells, of which two are currently producing oil.

     In December 1998, the Company acquired a ninety percent (90%) working interest in the oil property known as the Thunderbolt Lease, located in Osage County, Oklahoma. The Company paid $4,500.00 for the property and expended an additional $2,000 in capitalized costs through the period ended March 31, 2000. The property contains two wells, of which one is currently producing oil.

     In December 1998, the Company acquired a ninety percent (90%) working interest in the oil and gas property known as the Holcombe Lease, located in Osage County, Oklahoma. The Company paid $9,000 For the property and expended an additional $80,000 in capitalized costs through the period ended March 31, 2000. The property contains eight oil and gas wells, seven of which are currently in production;

     In December 1998, the Company acquired a ninety percent (90%) working interest in the oil property known as the Roark Lease, located in Osage County, Oklahoma. The company paid $4,500 for this property and expended an additional $4,000 in capitalized costs through the period ended March 31, 2000. The property contains 3 oil wells, 1 of which is currently in production.

     In December 1998, The Company acquired a ninety percent (90%) working interest in the oil property known as the Sand Creek Lease, located in Osage County, Oklahoma. The Company paid $9,000 for the property and expended an additional $5,000 in capitalized costs through the period ended March 31, 2000. The property contains twelve wells, of which three are currently producing oil.

     In October, 1998, the Company contracted to acquire a one-hundred percent (100%) working interest in the oil property known as the Edison Lease, located in Kern County, California. The contract price for the property was $250,000, of which the Company has paid $16,000, to date. The remaining balance of $234,000 is to be paid on or before September, 2000 and may be extended by the Company's payment of an extension fee, which goes toward the balance owing. The property contains twelve wells, none of which are producing at this time.

     In April 1999, the Company acquired a one hundred percent (100%) working interest in the oil properties known as the Kane, Calvert, Wilson and Kane II Leases, located in Washington County, Kansas. The Company paid $20,000.00 for these properties and expended an additional $8,000 in capitalized costs through the period ended December 30, 1999. These properties contain a combined total of forty wells, 3 of which are currently producing oil.

     In March, 1999, the Company acquired the right to produce on and acquire the oil and gas property known as the Bowring Unit Lease, located in Osage County, Oklahoma. The Company paid $5,000 for the right to produce on the property on or before March, 2001. Should the Company begin production on this lease, within the specified time frame, ownership of the property will be transferred to the Company. If the Company fails to begin production by March, 2001, ownership of the property will remain in the hands of the Osage Tribal Council and the Company will not have any interest in the property and will forfeit its $5,000.00. This property contains 35 wells on 960 acres of land.

     In March, 1999, the Company acquired the right to purchase four quarter sections of property, located in Osage County, Oklahoma. The Company paid the Osage Tribal Council $200.00 per quarter section for the option to purchase each quarter section for $5,000.00 each. This option expires in March, 2001.

     In March, 1999, the Company acquired the right to produce on and acquire the oil property known as the Solomon Lease, located in Osage County, Oklahoma. The Company paid $500 for the right to produce on the property on or before March, 2001. Should the Company begin production on this lease, within the specified time frame, ownership of the property will be transferred to the Company. If the Company fails to begin production by March 2001, ownership of the property will remain in the hands of the Osage Tribal Council and the Company will not have any interest in the property and will forfeit its $500. This property contains forty wells on 160 acres of land.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996.

     Total revenues for the year ended December 31, 1997 increased 55.9% TO $0 compared to $0 for the year ended December 31, 1996. Oil and gas revenues increased from $0 for the year ended December 31, 1996 to $0 for the year ended December 31, 1997. These increases were attributable to both increases in production and increases in average prices received during the year. Average prices received by the Company were $20.85 per Bbl of oil and $0 per Mcf of gas during fiscal 1996.

     Oil and gas production for the year ended December 31, 1997 was 0 Bbls and 0 Mcf higher than production volumes experienced during the prior year. These production increases were primarily attributable to the production from producing oil and gas properties purchased in January 1996.

YEAR ENDED MARCH 31, 1999 COMPARED TO YEAR ENDED MARCH 31, 2000.

     During the year ended March 31, 2000, the Company had no revenues from operation. In the period from inception (1996) to March 31, 1999, the Company had sales of $500,000 for equipment and $73,458 from sales of oil. In the year ended March 31, 2000, the Company incurred $664,266 in expenses. In the period from inception (1996) to March 31, 1999, the Company incurred $574,337 in expenses. In the year ended March 31, 2000, the Company had a net loss of ($664,266). For the period from inception (1996) to March 31, 1999, the Company had a net loss of ($1,176,538) on operations. The Company expects losses on operations to continue until such time as cash flowing operations may be developed.

CAPITAL RESOURCES AND LIQUIDITY

     The Company has some cash on hand to fund operations. The Company will need to either receive payment on its receivables or borrow money or make private placements of its stock to fund operations. The Company has no assurance that it will accomplish any of these. The Company has no other capital resources from which to fund operations.

     The Company's capital requirements relate primarily to the acquisition of developed oil and gas properties and undeveloped leasehold acreage and exploration and development activities. In general, because the Company's oil and gas reserves are depleted by production, the success of its business strategy is dependent upon a continuous acquisition and exploration and development program.

         The domestic spot price for crude oil has ranged from $10.00 to $40.00 per barrel over the past ten years. To the extent that crude oil prices continue fluctuating in this manner, the Company expects material fluctuations in revenues from quarter to quarter which, in turn, could adversely affect the Company's ability to timely service its debt to its principal banks and fund its ongoing operations and could, under certain circumstances, require a write-down of the book value of the Company's oil and gas reserves.

         Since the Company is engaged in the business of acquiring producing oil and gas properties, from time to time it acquires certain non-strategic and marginal properties in some of its purchases. A portion of the Company's on-going profitability may be related to the disposition of these non-strategic properties in the future. In most cases the revenue from these properties will be insignificant and in many cases not exceed the lease operating expense.

         CAPITAL EXPENDITURES. The timing of most of the Company's capital expenditures is discretionary. Currently there are no material long-term commitments associated with the Company's capital expenditure plans. Consequently, the Company has a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The Company primarily uses internally generated cash flow and proceeds from the sale of oil and gas properties to fund capital expenditures, other than significant acquisitions, and to fund its working capital needs. If the Company's internally generated cash flows should be insufficient to meet its debt service or other obligations, the Company may reduce the level of discretionary capital expenditures or increase the sale of non-strategic oil and gas properties in order to meet such obligations. The level of the Company's capital expenditures will vary in future periods depending on energy market conditions and other related economic factors. The Company anticipates that its cash flow will be sufficient to fund its operations and debt service at their current levels for the next year.

         Substantially all of the Company's capital expenditures have been made to acquire oil and gas properties. During the year ended December 31, 1997, the Company completed, through a joint venture entity, Crude Oil Recovery, the acquisition of four oil and gas properties for a cost of approximately $160,000. Pursuant to the joint venture agreement, the Company has a 49% equity interest in these four leases and operates them on behalf of Crude Oil Recovery.

         During the year ended December 31, 1997, the Company did not acquire any additional oil and gas properties. During the year ended December 31, 1998, the Company completed eleven acquisitions, for cash, of oil and gas properties for a cost of approximately $104,250. The Company acquired another oil and gas property for a total cost of $250,000. The Company has paid $16,000 cash towards this acquisition and the remaining $240,000 is payable on or before September 2000. During the period ended March 31, 2000, the Company completed two acquisitions of oil and gas properties for a cost of $59,250.

         In addition, during the period ended March 31, 2000, the Company paid total consideration of $5,500 for an option to acquire approximately 1,020 acres of oil and gas properties. In order to exercise the option, and acquire the property in full, the Company must begin production on these properties by March 2001. The Company paid an additional $800 for the option to purchase, for a total price of $20,000, four additional properties. The option to purchase these four additional properties expires on March 2001.

         The Company's strategy is to continue to expand its reserve base principally through acquisitions of producing oil and gas properties. As a result, it is likely that capital expenditures will exceed cash provided by operating activities in years where significant growth occurs in the Company's oil and gas reserve base. In such cases, additional external financing will be required.

     The Company intends to continue its practice of reserve replacement and growth through the acquisition of producing oil and gas properties, although at this time it is unable to predict the number and size of such acquisitions, if any, which will be completed. The Company's ability to finance its oil and gas acquisitions is determined by its cash flow from operations and available sources of debt and equity financing.

     As of March 31, 2000, the Company had a working capital of $137,000 in cash. During the year ended March 31, 2000 the Company experienced negative cash flow of $742,266 primarily as a result of operations costs, equipment purchases, and contract services for an oil field it has been working over. After March 31, 2000 the Company completed a private placement of shares of its common stock for total proceeds of $200,000 which the Company used to fund the acquisition of Cypress Capital, Inc.

SEASONALITY

         The results of operations of the Company are somewhat seasonal due to seasonal fluctuations in the price for crude oil and natural gas. Recently, crude oil prices have been generally higher in the third calendar quarter and natural gas prices have been generally higher in the first calendar quarter. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of results, which may be realized on an annual basis.

INFLATION AND PRICES

         In recent years, inflation has not had a significant impact on the Company's operations or financial condition. The generally downward pressure on oil and gas prices during most of such periods has been accompanied by a corresponding downward pressure on costs incurred to acquire, develop and operate oil and gas properties as well as the costs of drilling and completing wells on properties.

OIL AND GAS PROPERTIES

         All of the Company's oil and gas properties, reserves and activities are located onshore in the continental United States in the states of California, Kansas and Oklahoma. There are no quantities of oil or gas produced by the Company which are subject to long-term supply or similar agreements with foreign governmental authorities.

         OIL AND GAS RESERVES. Columbia Engineering ("Columbia"), an independent petroleum engineering consulting firm, has made estimates of certain of the Company's oil reserves as of August 26, 1999. Columbia's report covers the estimated present value of future net cash flows before income taxes (discounted at 10%) attributable to certain of the Company's proved developed reserves, as well as its proved undeveloped reserves and estimated future net cash flows from such reserves.

         The quantities of the Company's proved reserves of oil presented below include only those amounts, which the Company reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved developed reserves are limited to those quantities which are recoverable commercially at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of the Company's proved developed reserves. The Company's proved undeveloped reserves include only those quantities which the Company reasonably expects to recover from the drilling of new wells based on geological evidence from offsetting wells. The risks of recovering these reserves are higher from both geological and mechanical perspectives than the risks of recovering proved developed reserves.

         Set forth below are estimates of the Company's net proved reserves and proved developed reserves and the estimated future net revenues from such reserves and the present value thereof based upon the standardized measure of discounted future net cash flows relating to proved oil reserves in accordance with the provisions of Statement of Financial Accounting Standards No. 69. "Disclosures about Oil and Gas Producing Activities." Estimated future net cash flows from proved reserves are determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on economic conditions at the date of the report. The estimated future production is priced at current prices at the date of the report. The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on cost levels at the date of the report. No deduction has been made for depletion, depreciation or income taxes or for indirect costs, such as general corporate overhead.

         Present values were computed by discounting future net revenues at 10% per annum.


         The following table sets forth estimates of the proved oil reserves of the Company as of August 26, 1999, for the following leases, as evaluated by
Columbia:

---------------------------------------------------------------------------------------------------------------
                                                  PRODUCTIVE WELLS

---------------------------- -------------------------- -------------------------- ----------------------------
     DEVELOPED ACREAGE                  OIL                        GAS                        TOTAL
                                  (BBLS) (MCF)

GROSS               NET         GROSS           NET         GROSS         NET          GROSS          NET
--------------- ------------ ------------- -------------- ----------- ------------ -------------- -------------
         8,700        5,180  76,630,908       32,358,617           0            0     76,630,908    32,358,617
--------------- ------------ ------------- -------------- ----------- ------------ -------------- -------------

----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
Leases/County/State           Developed      Undeveloped            Total      Developed       Undeveloped           Total
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
Leonard/Lawson                -------------        -----------     ----------      ----------         ---------       ---------
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
Ebert/Leonard II (1)          -------------        -----------     ----------      ----------         ---------       ---------
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
     Washington County              658,373                  0        658,373       2,588,536         2,476,810       5,065,346
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
SW Domes                      -------------        -----------     ----------      ----------         ---------       ---------
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
Sand Creek                    -------------        -----------     ----------      ----------         ---------       ---------
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
Holcombe                      -------------        -----------     ----------      ----------         ---------       ---------
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
N. Hickory Creek              -------------        -----------     ----------      ----------         ---------       ---------
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
Chautaugua County             -------------        -----------     ----------      ----------         ---------       ---------
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
Kansas                              563,520          1,023,781      1,587,301       1,325,861           918,874       2,244,735
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
       -------------                 33,010                  0         33,010               0                 0               0
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
           Total              -------------        -----------     ----------      ----------         ---------       ---------
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------
       -------------              1,254,903          1,023,781      2,278,684       3,914,397         3,395,684       7,310,081
----------------------------- -------------- ------------------ -------------- --------------- ----------------- ---------------

         The following table sets forth amounts as of August 26, 1999 determined in accordance with the requirements of the applicable accounting standards, of the estimated future net cash flows from production and sale of the proved reserves attributable to the Company's oil properties before income taxes and the present value thereof. Benchmark prices used in determining the future net cash flow estimates as of August 26, 1999 were $24.25 per barrel for oil.

                               AT AUGUST 26, 1999

                        --------------------------------

                                 (IN THOUSANDS)



                                          PROVED      PROVED        TOTAL
                                          DEVELOPED   UNDEVELOPED   PROVED
                                          RESERVES    RESERVES      RESERVES

                                          ---------   -----------   --------

         Estimated future net cash
         flows from proved
         reserves before income
         taxes                            $28,701      $28,360      $57,061




          Present value of estimated future net cash flows from proved reserves before income taxes (discounted at 10%)

                                           $16,947     $19,359      $36,306


         The estimation of oil and gas reserves is a complex and subjective process, which is subject to continued revisions as additional information becomes available. Reserve estimates prepared by different engineers from the same data can vary widely. Therefore, the reserve data presented herein should not be construed as being exact. Any reserve estimate depends in part on the quality of available data, engineering and geologic interpretation, and thus represents only an informed professional judgment. Subsequent reservoir performance may justify upward or downward revision of such estimate.

         Estimates of the Company's proved reserves have never been filed or included in reports to any federal authority or agency.

         For further information on reserves, costs relating to oil and gas activities, and results of operations from producing activities, see note 16 to the company's consolidated financial statements - supplementary financial information about oil and gas producing activities (unaudited).

         Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Wells, which are completed in more than one producing horizon, are counted as one well. Of the gross wells reported above, nine had multiple completions.

         At March 31, 2000, the company held 6,600 undeveloped acres.

     Production,   unit  prices  and  costs.   The  following  table  set  forth
information with respect to production and average unit prices and costs for the periods indicated.

                                    YEAR ENDED JULY 31,
                                   -----------------------
                                    1999           1998
                                   -------        --------

          PRODUCTION:

             GAS (MCF)             263,123       215,956
             OIL (BBLS)             56,871        38,177

          AVERAGE SALES

           PRICES:
             GAS (PER MCF)        $   1.86      $   1.31
             OIL (PER BBL)           20.85         18.34

          AVERAGE LEASE

             OPERATING
             COSTS PER BOE (1)        7.20          6.39

(1) The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include production taxes, lease overhead, maintenance and repair, labor and utilities.

         Drilling activity. Since its inception, the company has not drilled or participated in the drilling of any exploratory or development wells. To the extent the company engages in drilling activities in the future, all such activities will be conducted with independent contractors. The company currently owns no drilling equipment.

OFFICE FACILITIES

         The Company rents approximately 2,500 square feet of office and warehouse space in Colton, California where its executive offices are located. The Company rents this space for $1,500.00 a month. The Company believes this facility is adequate for its present requirements. The Company owns no material real estate properties other than its oil and gas properties.

OUTSTANDING STOCK OPTIONS AND RESTRICTED STOCK.

         As of March 31, 2000, the Company had issued and outstanding 3,638,000 options to purchase the Company's common stock. The Company's issuances of stock options are as follows: (a) The material terms of the stock options are discussed below.

DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 25,000,000 shares of common stock, no par value per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, no par value per share ("Preferred Stock"). As of the date of this 8-K, the Company had 17,666,460 issued and outstanding shares of common stock and 1,000,000 issued and outstanding shares of its preferred stock.

     The following description of certain matters relating to the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to this Form 8-K2(g)3.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the preferential right to receive dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the dissolution, liquidation or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. The holders of common stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

         The Company's articles of incorporation authorize the issuance of up to 5,000,000 shares of Preferred Stock, no par value per share. The Company's Board of Directors is vested with the authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of California. The Board of Directors may establish, among other things, (a) the number of shares to constitute such series and the distinctive designations thereof; (b) the rate and preference of dividends, if any, the time and payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (c) whether shares of Preferred Stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (d) the liquidation preferences payable on the Preferred Stock in the event of involuntary or voluntary liquidation; (e) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (f) the terms and conditions by which Preferred Stock may be converted, if the Preferred Stock of any series are issued with the privilege of conversion; (g) voting rights, if any and; (h) any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares in any series theretofore authorized and any limitation or restriction or rights or powers to which shares of any future series shall be subject.

     As of the date of this 8-K12(g)3, the Company had issued and outstanding 1,000,000 shares of its Preferred Stock. All of the Company's outstanding Preferred Stock are owned by Wave Technology, Inc., and each share has super voting rights of 10 votes per each preferred share and are not entitled to receive any dividends.

STOCKHOLDER ACTION

     Pursuant to the Company's certificate of incorporation, with respect to any act or action required of or by the holders of the Company's common stock, the affirmative vote of the holders of a majority of the issued and outstanding common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

     The bylaws of the Company provides that shareholders may take certain action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provisions are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. Pursuant to rules and regulations of the commission, if stockholder action is taken by written consent, the Company will be required to send each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     The Company's authorized but unissued capital stock consists of 21,691,440 shares of common stock (including 1,081,250 shares held in treasury) and 1,000,000 shares of Preferred Stock. One of the effects of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private offerings or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Company's Certificate of Incorporation grants the board of Directors broad power to establish the rights and preferences of the authorized and unissued shares of Preferred Stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert shares of Preferred Stock into a larger number of shares of common stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede a takeover. The issuance of shares of Preferred Stock pursuant to the Board's authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Bid and ask quotations for the Company's common stock, no par value per share, are posted on the over-the-counter bulletin board of the National Association of Securities Dealers, Inc. From the commencement of trading on April 1, 1998, the stock traded under the symbol, "USCR."

     The Company is aware that there is a possibility that it will become ineligible for quotation on the Bulletin Board if the Securities and Exchange Commission has not completed its comments with respect to this 8-K12(g)3. In that case, the Company believes that a reasonably comparable quotation medium will be available in the form of the "electronic pink sheets" of the National Quotation Bureau, until such time as this Form 8-K12(g)3 has been cleared of all comments by the Commission.

     The following table sets forth the range of high ask and low bid prices for the Company's common stock on a quarterly basis since the commencement of trading in April 1998, as reported by the National Quotation Bureau (which reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions). The foregoing and following information should not be taken as an indication of the existence of an established public trading market for the Company's common stock.

                                    COMMON STOCK

                                           High Ask            Low Bid
                                           --------            -------
Quarter ended June 30, 1998                 $3.25                 $3.00

Quarter ended September 30, 1998            $2.50                 $2.45

Quarter ended December 31, 1998             $3.00                 $1.40

Quarter ended March 30, 1999                $1.25                 $0.80

Quarter ended June 30, 1999                 $1.00                 $0.50

Quarter ended March 31, 2000                $1.35                 $0.85

HOLDERS.

     As of March 31, 2000, the approximate number of record holders of the Company's common stock was 640. This includes brokerage firms and/or clearing firm holding the Company's stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder). The Company believes that the number of beneficial owners exceeds 200, however there can be no assurance that this is accurate.

ITEM 6.    RESIGNATION AND APPOINTMENT OF OFFICERS AND DIRECTORS

The following table sets forth the executive officers and directors of the Company.

NAME                                AGE               POSITION
----                                ---               --------
Anthony K. Miller                   43               President and Director

Catherine Njie, PhD                 52               Secretary and Treasurer

Dr. Thomas E. Hobson                39               Director

Thomas Meeks                        69               Director

     ANTHONY K. MILLER. Upon the Company's incorporation in May 1996, Mr. Miller was assigned by Wave Technology, Inc. ("Wave Tech"), where he served as Vice President, to serve as the Company's President. Since that time, Mr. Miller has devoted substantially all of his business time to the Company's interests. Mr. Miller's duties include, overseeing the Company's acquisition of oil properties by retaining licensed geologists to assist the Company's directors in analyzing prospective wells for possible acquisition, the negotiation of oil leases with owners and/or tribal representatives, directing the Company's efforts to acquire, market and sell the TM-96 and TM-98 to independent and major oil companies. As Vice-President of Wave-Tech, Mr. Miller's duties included the development and implementation of a business plan, development and preparation of project proposals for submission to funding sources, research and preparation of documents and reports relating to various projects. In addition, Mr. Miller had responsibility for the day to day management of Wave-Tech's business and its corporate books, accounting records, banking and purchasing practices. From 1988 through 1991, Mr. Miller served in various positions for Marshall Aluminum Products, a manufacturer of completed windows with annual revenues of approximately $10 million. Mr. Miller's positions included asset recovery controller, inventory planner/buyer and quality control inspector/production supervisor. In these positions, Mr. Miller was responsible for managing an inventory with an average value of $100,000 a month, maintaining quality control and supervising production crews. In 1978, Mr. Miller received his Bachelor of Arts degree in Business Administration from the California State University at Long Beach. Mr. Miller obtained a Masters of Business Administration (MBA) from Columbia State University in 1998 and Harrington University MBA Business Ethics in 1999.

     CATHERINE NJIE, PHD. Ms. Njie has been the Company's secretary/treasurer of the Company since its inception. Ms. Njie is currently on special assignment from Mercer University to the Mayor of Macon, Georgia where she serves as the Executive Director of the Mayor's Youth Violence Prevention Task Force.

     DR. THOMAS E. HOBSON. Mr. Hobson has been a director of the Company since its inception. Mr. Hobson has also served on the Board of Directors for U.S. Crude, Ltd. since its incorporation in 1996. Currently, Mr. Hobson is the
Director of Consumer Products and Services for Sempra Energy Solutions ("Sempra"), the retail marketing arm of Sempra Energy, a Fortune 500 energy services holding company with $10 billion in assets. At Sempra, Mr. Hobson has overall responsibility for all of Sempra's consumer-related in-home products and services. Previously, as Director of Operations for Sempra, Mr. Hobson oversaw the development and enhancement of Sempra's retail operations infrastructure and managed a staff of 25 people and controlled an annual operating budget of $1.2 million. Prior to joining Sempra, Mr. Hobson was with the Southern California Gas Company ("SCGC") from 1981 to 1996. Mr. Hobson started at the SCGC as an Energy Sales Engineer and steadily advanced over the years through a series of progressively responsible assignments including Industrial Market Specialist, Research Project Engineer, Market Development Project Engineer, Customer Service Manager and Special Project Manager. As a Special Project Manager, Mr. Hobson was responsible for identifying and assessing the value and ability of SCGC's assets and resources to support new products and services in the era of energy deregulation. In this capacity, Mr. Hobson headed a team whose mission it was to generate revenue through the leveraging of SCGC's assets and resources. In 1981, Mr. Hobson received his Bachelor of Science Degree in Civil Engineering from United States International University and his Juris Doctorate degree in 1995 from the Southwestern University School of Law. In addition, Mr. Hobson attended University of Michigan's Executive Education Training in April 1996, studying Business-to-Business Marketing Strategies.

     THOMAS MEEKS. Mr. Meeks is the inventor of the Company's steam generating technology and currently serves as a consultant and director of the Company. Mr. Meeks is an inventor with thirty years' experience inventing oil recovery technologies. From 1976 to 1983, Mr. Meeks served as Vice-President of Engineering for M.C.R. Oil Recovery International, Inc. ("MCR"), a company formed for the purpose of developing a prototype down-hole steam generator. In January 1980, MCR entered into a joint venture with Sullair Corporation, a compressor company based in Indiana. From 1980 to 1982, Mr. Meeks served as the Vice-President of Engineering for Sullair Petrosteam ("Petrosteam"), the entity formed by the joint venture for the purpose of developing and surface and down-hole testing of Mr. Meeks' indirect low pressure down-hole steam generator, a 15,000,000 BTU unit. In November 1980, Petrosteam, under Mr. Meeks' direction, successfully completed and tested the "world's first" down-hole steam generator. From 1982 to 1983, Mr. Meeks served as a technical consultant to Petrosteam. In 1983, Mr. Meeks became Vice-President of Engineering for Pharoahs Industries of Beverly Hills, California, a company formed to research and develop petrochemical and other energy related technologies. In February 1984, Pharoahs Industries was acquired by King Solomon Resources of Vancouver, British Columbia, a publicly-traded Canadian company. Mr. Meeks served as Vice President of Engineering for King Solomon until 1986, when he formed Wave Technology, Inc. ("Wave-Tech"). Since 1986, Mr. Meeks has served as President and Director of Engineering for Wave Tech, a research and development company focusing on energy related technologies for use in the oil industry to assist in the recovery of heavy oil and tar sands. Mr. Meeks has been awarded over 10 patents in the United States and in over 108 countries.

         The Company's Directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified. Officers are elected at the annual meeting of the Board of Directors following the annual meeting of shareholders and serve at the discretion of the Board. Directors of the Company do not receive any compensation for serving in their capacity as directors, but are reimbursed for out-of-pocket expenses incurred in attending meetings.

         Pursuant to the Company's Articles of Incorporation, the Board of Directors must consist of at least 3 directors, unless changed as provided in the Company's Bylaws. Under the Bylaws, the number of directors may be changed by a resolution of the Board or the stockholders. Currently, there are three directors on the Board.

        The following table sets forth the compensation paid, for the years shown, by the Company to Anthony Miller, Chief Executive Officer and President, who was the only person compensated as an executive officer during the last two completed calendar years:



                    SUMMARY COMPENSATION TABLE OF EXECUTIVES
                    ----------------------------------------

                                    Annual Compensation                 Awards

Name and           Year  Salary         Bonus   Other Annual   Restricted    Securities
Principal                ($)            ($)     Compensation   Stock         Underlying
Position                                        ($)            Award(s)      Options/

ANTHONY MILLER,    1996  $104,000(3)     $-0-    $-0-           125,000          $-0-
PRESIDENT          1997  $104,000(4)     $-0-    $-0-           125,000          $-0-
                   1998  $104,000        $-0-    $-0-                            $-0-

(1) The compensation for Mr. Miller, the President and Chief Executive Officer, for the calendar years ending December 31, 1996 and 1997 was a flat salary based on the stage of development of the Company.

(2) Mr. Miller was granted certain stock options in 1997, which are included in this table. See also Table entitled "Option Grants in Last Fiscal Year." The table includes options to purchase (a) 250,000 shares of the Company's Common
Stock for $1.00 per share. These stock grants were granted under federal and state securities law exemptions under the Company's Stock Option Plan.

(3) Although Mr. Miller was entitled to receive a salary of $104,000, he actually received only $30,000 in 1996. The remaining $74,000 was deferred.

(4) Although Mr. Miller was entitled to receive a salary of $104,000, he actually received only $60,000 in 1997. The remaining $44,000 was deferred.



         COMPENSATION ELEMENTS. Mr. Miller's salary shown on the Summary Compensation Table above was determined pursuant to the Miller Employment Agreement. It is expected that the Board will establish salaries each fiscal year at a level intended to be competitive with the average salaries of executive officers in comparable companies with comparable financial results. At the end of each year, the Board of Directors will establish a salary and a bonus range for each executive officer for the following year.

         EMPLOYEE BENEFITS. The Company currently does not maintain any medical plan, dental plan, disability plan, or life insurance for its employees. However, the Company expects to implement some or all of such employee benefits plans in the future.

COMPENSATION OF THOMAS MEEKS

         Since its inception through the present, the Company has granted Thomas Meeks options to purchase an aggregate amount of 1,000,000 shares of its Common Stock at an exercise price of $1.00 per share as consideration for his consulting services to the Company, provided pursuant to his consulting agreement (the "Meeks Agreement") with the Company. The Meeks Agreement has a three year term and provides that on January 1 of each year of the agreement's term he shall automatically become vested with the right to purchase two hundred and fifty thousand (250,000) shares of the Company's stock at an exercise price of $1.00 per share. Mr. Meeks' options vest immediately in the absence any affirmative action by the Company's Directors as provided for in the agreement. The agreement will expire, on its own terms on December 31, 1999. Under the agreement, Mr. Meeks has the opportunity to earn the right to purchase up to 1,000,000 shares of the Company's common stock in 1998, the final year of his agreement.

EMPLOYMENT AGREEMENTS

MILLER EMPLOYMENT AGREEMENT.

     IN GENERAL. The Company and Mr. Miller entered into an Employment Agreement (the "Miller Employment Agreement"), dated effective January 1, 1997 (the "Effective Date"), pursuant to which Mr. Miller agrees to serve as the President and Chief Officer of the Company. The term of Mr. Miller's employment under the Miller Employment Agreement commenced on the Effective Date and will continue until five years therefrom, unless earlier terminated in accordance with the terms of the Miller Employment Agreement; provided, however, that the term of Mr. Miller's employment will be automatically extended without further action of either party for additional one year periods unless written notice of either party's intention not to extend has been given to the other party at least six months prior to the expiration of the then effective term (the "Employment Term").

     Pursuant to the Miller Employment Agreement, Mr. Miller will serve as President of the Company during the Employment Term. He will perform such executive-level employment duties as President of the Company as the Board of Directors shall assign to him from time to time. During the term of the Miller Employment Agreement, the Company has agreed to pay Mr. Miller a base salary ("Base Salary") at the minimum annual rate of $104,000. Pursuant to the Miller Employment Agreement, the Company has only paid the following amounts to Mr.
Miller:  1996 -  $30,000.00;  1997 -  $60,000.00;  and  through  July 31, 1998 -
$34,000. Mr. Miller is also entitled to participate in any annual incentive compensation plans and/or long-term incentive compensation plans adopted by the Company's Board of Directors said plans may include stock bonuses, stock options, and/or restricted stock. Said bonuses shall be granted on a year to year basis, at the discretion of the Company's Board of Directors, and provide Mr. Miller with an annual bonus opportunity of not less than 50% of his Base Salary at minimum and 120% of his Base Salary at a maximum. To date, the Company has not made any bonus payments to Mr. Miller. In addition, Mr. Miller is entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the "Benefit Coverages"), including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Mr. Miller will also be entitled to obtain reimbursement of expenses related to his employment by the Company as well as vacation, holidays and other perquisites in accordance with the Company's normal personnel policies for Company officers.

     Pursuant to the Miller Employment Agreement, Mr. Miller is required to devote substantially all of his business time, attention and energy to his duties and responsibilities under the Miller Employment Agreement. Mr. Miller is entitled to participate in additional business endeavors as long as they do not interfere with the performance of Mr. Miller's duties under the Miller Employment Agreement.

PAYMENTS UPON TERMINATION OF EMPLOYMENT.

A. DEATH AND DISABILITY. Under the Miller Employment Agreement, upon Mr. Miller's disability, the Company would be permitted to terminate Mr. Miller's employment upon thirty days written notice to Mr. Miller. In the case of disability, the date which is thirty days after the date of delivery of such written notice, or in the case of death, the date of Mr. Miller's death, shall be referred to in this paragraph as the "Termination Date." Upon the death or disability (as defined in this in this paragraph) of Mr. Miller during the term of the Miller Employment Agreement, Mr. Miller will be entitled to: (a) a Pro Rata Share (as defined below) of any Bonus and Bonus and Annual Bonus for the year in which the death or, in the case of disability, the Termination Date, occurs; (b) any portion of his Base Salary, plus other benefits or compensation listed above, which are accrued and unpaid (with the Base Salary payable in the case of disability to be reduced by the amount of any disability payments received by Mr. Miller pursuant to the Benefit Coverages, and the Base Salary payable in the case of death equal to the installment of his Base Salary for the month in which Mr. Miller dies); (c) the continued right to exercise any vested stock options for a period of one year following the Termination Date, and (d) any other benefits in accordance with the applicable plans and programs of the Company. If disability insurance is provided by the company, Mr. Miller would be entitled to elect to continue the disability insurance, at Mr. Miller's expense, following termination of the Miller Employment Agreement for any reason. In addition, if Mr. Miller's employment is terminated due to his disability, Mr. Miller will also be entitled to continue to participate, through the Termination date, in those Benefit Coverages in which Mr. Miller was participating, to the extent the Benefit Coverages permit a former employee to participate. The Miller Employment Agreement defines "disability" to occur when Mr. Miller is unable to substantially perform his duties and responsibilities under the Miller Employment Agreement to the full extent required by the Board by reason of illness, injury or incapacity for 6 months in the aggregate during any 12-month period. In addition, the Miller Employment Agreement requires that the company acquire and maintain a policy of life insurance in the face amount equal to 12 months' Base Salary covering the life of Mr. Miller, the proceeds of which would be payable to Mr. Miller's spouse, or such other person designated by Mr. Miller, on Mr. Miller's death. For purposes of the Miller Employment Agreement, "Pro Rata Share" is determined by dividing (1) the total number of days of the year in which the Termination Date occurs through the Termination Date by (2) the total number of days in such year.

B. TERMINATION FOR CAUSE. Mr. Miller's employment may be terminated immediately "for cause" (which is defined as (a) the willful and continued failure of Mr. Miller to substantially perform his duties with the Company, (b) conviction of a felony involving dishonesty, theft, misappropriation, or fraud, (c) material breach of the Miller Employment Agreement, (d) failure to carry out any reasonable lawful instructions of the company's Board of Directors which are in the Company's best interests, or (e) engaging in conduct which materially threatens or impairs the Company's business. If Mr. Miller is terminated "for cause," he would be entitled to his accrued and unpaid Base Salary but he would not be entitled to any Bonus or Annual Bonus for the year in which such termination "for cause" occurs.

C. NO TERMINATION "WITHOUT CAUSE". The Miller Employment Agreement does not allow the Company to dismiss or terminate or cause the termination of the services of Mr. Miller for any other reason other than as a result of death or disability, for cause, or as a result of a failure to satisfy licensing requirements as set forth in the paragraphs above. The Miller Employment Agreement provides that in the event of any breach or threatened breach of the Miller Employment Agreement by the Company, in addition to all other remedies available at law or in equity, the Company agrees that Mr. Miller will be entitled to the remedies of the specific performance and injunctive relief, mandatory or prohibitory, temporary, preliminary or permanent.

D. TERMINATION BY MR. MILLER FOR GOOD REASON. The Miller Employment Agreement provides that Mr. Miller may terminate his employment with the Company at any time for "good reason" (as defined below) upon 60 days' written notice, in which case Mr. Miller would be relieved of all duties and responsibilities to the Company upon the expiration of such 60 -day period (the "Termination Date") and, contingent upon the Company's and Mr. Miller's signing the Release, the Company would be required to pay Mr. Miller the following: (a) Mr. Miller's Base Salary through the Termination Date; (b) an additional amount equal to 12 months of Base Salary; (c) a Pro Rata Share of any Bonus and Annual Bonus to which Mr. Miller would otherwise be entitled for the year in which such termination occurs (collectively, the "Pro Rata Bonus"); (d) all other benefits and amounts to which Mr. Miller is entitled or would be entitled under the Miller Employment Agreement (but for the acceleration of the Termination Date) through the sixth monthly anniversary date following the Termination Date; and (e) effective as the Termination Date, the immediate vesting of all of Mr. Miller's stock option shares. The Miller Employment Agreement requires that the Pro Rata Bonus be paid no later than 60 days following the close of the Company's fiscal year in which Mr. Miller's employment was terminated. The Miller Employment Agreement defines "good reason" as (a) an adverse change in Mr. Miller's authority, duties, responsibilities or reporting lines as specified in the Miller Employment Agreement; (b) a reduction by the Company in Mr. Miller's Base Salary then in effect, or a reduction in Mr. Miller's aggregate annualized compensation and benefits opportunities; (c) the relocation of Mr. Miller's principal place of employment to a location away from his principal place of employment; (d) the failure by the Company to pay Mr. Miller any portion of an installment of deferred compensation program of the County within 30 days of the date such compensation is due; (e) the failure of the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company's obligations under the Miller Employment
Agreement; and (f) the failure by the Company to comply with any material provision of the Miller Employment Agreement.


ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIALS, & EXHIBITS

          Financial Statements - (1)Audited through March 31, 2000
                                 (2)Unaudited Pro Forma Consolidated Financial
                                    Statements through March 31, 2000

          Exhibits -         2.1 - Articles of Merger
                             2.2 - Plan of Merger
                             2.3 - Certificate of Ownership
                             2.4 - Certificate of Name Change
                             3.1 - Articles of Incorporation of U.S. Crude, Ltd.
                             3.2 - Bylaws of U.S. Crude, Ltd.
                            10.1 - Share Purchase Agreement

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 1, 2000                             U.S. Crude, Ltd.


                                                  By:/s/Anthony Miller
                                                  President

                                U.S. CRUDE, LTD.
                         (A Development Stage Company)

                         CERTIFIED FINANCIAL STATEMENTS
                May 22, 1996 (inception) through March 31, 2000









                                Kenneth E. Walsh
                          Certified Public Accountant

                         U.S. CRUDE, LTD. & SUBSIDIARY
                         (A Development Stage Company)

                         INDEX TO FINANCIAL STATEMENTS

                                                                      Page


Report of Independent Public Accountant                               F-1

Balance Sheets as of March 31, 2000 and 1999                          F-2

Statement of Operations for the period from
May 22, 1996 (inception) through March 31,
2000, and the year ended March 31, 2000                               F-3

Statement of Stockholders' Deficit for the
period from May 22, 1996 (inception) through
March 31, 2000 and the year ended March 31, 2000                      F-4

Statements of Cash Flows for the period from
May 22, 1996 (inception) through March 31,
2000, and the year ended March 31, 2000                               F-5

Notes to Annual Financial Statements                                  F-6-F-9

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors
U.S. Crude LTD. & Subsidiary

I have audited the accompanying Balance Sheets of U.S. Crude LTD. & Subsidiary (a California corporation in the development stage) as of March 31, 2000 and 1999 and the related Statements of operations, Stockholders' deficit and Cash Flows for the period from May 22, 1996 (inception) to March 31, 1999, and the year ended March 31, 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S Crude LTD. & Subsidiary as of March 31, 2000 and 1999, and the results of their operations and cash flows for the period from May 22, 1996 (inception) to March 31, 1998 and the year ended March 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company, with limited capital resources, and has incurred accumulated losses of $1,226,538 as of March 31, 2000. This raises "substantial doubt" about the Company's ability to continue as a going concern. Management's plan in regard to this matter is described in Note 2.

/s/Kenneth E. Walsh
Kenneth E. Walsh

Certified Public Accountant
April 27, 2000
Torrance, CA

                         U.S. Crude, Ltd. & Subsidiary
                         (A Development Stage Company)

                                 BALANCE SHEETS


ASSETS                                                  March 31,
                                                     2000           1999
CURRENT ASSETS                                    ----------      ---------
Cash (Note 1)                                     $  114,219      $ 265,675
Accounts Receivable                                  500,000        500,000
                                                  ----------     ----------
     Total current assets                            614,219        765,675

PROPERTY AND EQUIPMENT, at cost: (Note 1)
Machinery and equipment                            1,117,323      1,041,757
Truck                                                 37,500         17,600
                                                  ----------     ----------
                                                   1,154,823      1,059,357
Less accumulated depreciation                       (120,196)       (35,196)
                                                  ----------     ----------
     Total Property and Equipment                  1,034,627      1,024,161

OTHER ASSETS
License Agreement                                    416,000        416,000
Prepaid Production costs                           1,431,771        933,134
Less depletion allowance                             (96,801)       (23,343)
                                                  ----------     ----------
     Total Other Assets                            1,750,970      1,325,791

TOTAL ASSETS                                      $3,399,816     $3,115,627
                                                  ----------     ----------

LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable                                  $  450,000       $450,000
Note Payable (Note 7)                                      0        400,000
                                                  ----------     ----------
     Total current liabilities                       450,000        850,000
                                                  ----------     ----------
LONG TERM LIABILITIES
Note payable - Associates (Note ___)                  38,662              0
Note payable - Kern County oil lease (Note ___)      240,000              0
                                                  ----------     ----------
     Total long term liabilities                     278,662              0
                                                  ----------     ----------
STOCKHOLDERS' EQUITY:
Preferred stock, no par value; 5,000,000
     shares authorized, 1,000,000 shares
     issued and outstanding at March 31,
     1998 and 1999                                   100,000        100,000

Common stock, no par value, 20,000,000
     shares authorized, 19,568,181 and
     11,592,011 shares issued and outstanding
     at March 31, 2000 and 1999 respectfully       3,697,692      2,628,842

Deficit accumulated - development stage           (1,226,538)      (563,215)
                                                  ----------     -----------
     Total Stockholders' Equity                    2,571,154      2,165,627

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $3,399,816     $3,115,627
                                                  ----------     ----------


                       See Notes to Financial Statements

                         U.S. CRUDE, LTD. & SUBSIDIARY
                         (A Development Stage Company)


                            STATEMENTS OF OPERATIONS
                                                                  Period from
                                                                  May 22, 1996
                                                                  (inception)
                                                  Year Ended          through
                                                  March 31, 2000  March 31, 2000
                                                  --------------  --------------
INCOME:
Sales-Equipment                                   $        0         $500,000
Sales-oil                                             73,458           23,343
                                                  --------------  --------------
     Total Income                                     73,458          523,343
                                                  -------------- ---------------
COST OF GOODS SOLD:
Purchases-Equipment                                        0          450,000
Depletion (Prepaid Production costs)                  73,458           23,343
                                                  -------------- ---------------
     Total Cost of Goods Sold                         73,458          473,343
                                                  -------------- ---------------

GROSS PROFIT                                               0           50,000

EXPENSES:
Depreciation                                          85,000          120,196
General and Administrative                           189,849          315,239
Contract Services                                    246,572          375,604
Promotion & Public Relations                          62,101          315,056
Telephone, utilities & rents                          63,368           84,768
Travel & Entertainment                                 9,336           53,371
Taxes and License                                      8,040           24,369
                                                  -------------- ---------------
     TOTAL EXPENSES                                  644,266        1,238,603
                                                  -------------- ---------------
LOSS FROM OPERATIONS                                (664,266)      (1,238,603)

OTHER INCOME:
Interest Income                                          943           12,065
                                                  -------------- ---------------
NET LOSS                                          $ (663,323)     $(1,226,538)
                                                  -------------- ---------------
NET LOSS PER SHARE                                    (.0294)          (.1214)

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING                                10,555,106        4,640,000


                       See Notes to Financial Statements

                                                   U.S. CRUDE, LTD. & SUBSIDIARY
                                                   (A Development Stage Company)

                                                 STATEMENT OF STOCKHOLDERS' EQUITY
                                                  Common Stock                Preferred Stock            Accumulated
                                               Shares       Amounts        Shares         Amounts        (Deficit)
                                             ----------     ----------     ----------     ---------      -----------
Balance May 22, 1996                                  0     $       0              0     $      0                 0

Shares issued for Cash                        3,962,260     1,191,806              0            0                 0

Shares issued for Licensing Rights            3,160,000       316,000      1,000,000      100,000

Net Loss-Year Ended March 31, 1998                                                                       (  253,178)
                                             -----------------------------------------------------------------------
Balance, March 31, 1998                       7,122,260    $1,507,806      1,000,000     $100,000       $(  253,178)

Shares issued for cash                          731,751       373,804

Purchase of U.S. Thermo Tech. Inc.            3,738,000       847,232

Net Loss-Year Ended March 31, 1999                                                                       (  310,037)
                                             -----------------------------------------------------------------------
Balance March 31, 1999                       11,592,011     2,728,842      1,000,000     $100,000       $(  563,215)

Shares issued for cash                        6,976,170       568,850

Shares issued in exchange for lowering debt   1,000,000       400,000

Net loss - Year ended March 31, 2000                                                                     (  663,323)
                                             -----------------------------------------------------------------------
Balance March 31, 2000                       19,568,181    $3,697,692      1,000,000     $100,000       $(1,226,538)



                                                 See notes to financial statements.

                                                                 F-4

                         U.S. CRUDE, LTD. & SUBSIDIARY
                         (A Development Stage Company)

                            STATEMENT OF CASH FLOWS

                                                                           Period from
                                                                           May 22, 1996
                                                       Year Ended          (inception) through
                                                       March 31, 2000      March 31, 2000
                                                       -----------         ------------
OPERATING ACTIVITIES:
Net Loss                                               $( 663,323)          $(1,226,538)
Reconciliation of net loss
     to net cash used in
     operating activities:
     Depreciation                                          85,000               120,196
     Depletion                                             73,458                96,801
Changes in operating assets and liabilities:
     Receivables                                                0              (500,000)
     Prepaid Production costs                          (  498,637)           (1,431,771)
     License Agreements                                         0              (416,000)
     Accounts Payable                                           0               450,000
                                                       -----------           -------------
Net cash used in operating activities                  (1,003,502)           (2,907,312)

INVESTING ACTIVITIES:
Acquisition of property and equipment                  (   95,466)           (1,154,823)
                                                       -----------           -------------
 Net cash used in investing activities                  (  95,466)           (1,154,823)

FINANCING ACTIVITIES:
     Purchase of oil leases by loans                      292,000               292,000
     Issuance of stock for license agreement                    0               416,000
     Issuance of stock for cash                         1,068,850             3,481,692
     Less payments on debt                             (  413,338)              (13,338)
                                                       ----------            -------------
Net cash used in financing activities                     947,512             4,176,354
                                                       ----------            -------------
NET INCREASE (DECREASE) IN CASH                        (  151,456)              114,219

CASH AT BEGINNING OF PERIOD                               265,675                     0
                                                       ----------            -------------
CASH AT END OF PERIOD                                  $  114,219            $  114,219
                                                       ----------            -------------

                       See notes to financial statements.

                          U.S. CRUDE LTD. & SUBSIDIARY
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - NATURE OF OPERATIONS AND SIGNIFICANT POLICIES:
         ---------------------------------------------
U.S. CRUDE LTD. & SUBSIDIARY ("The Company), was incorporated in California on May 22, 1996. It is in the development stage, (as defined by Financial Accounting Standards Board Statement No. 7). The Company's primary business is to utilize its proprietary portable steam generator technology to stimulate oil production in marginally producing wells across America. The Company on July 27, 1998 entered into a merger with U.S. Thermo-Tech, Inc. U.S. Thermo- Tech Inc. was incorporated on May 8, 1997 and is also in the development stage. U.S. Thermo-Tech, Inc.'s primary business is to utilize its patent pending thermal gas injector system (the "TM-98") to rekindle marginally producing oil wells across America. This merger was accounted for using the pooling of interest method of accounting. This method combines the income statements from the beginning of the year of acquisition.

Since inception, the Company's efforts have been devoted to the development of its product and raising capital. The Company began oil production in January of 1999. Accordingly, the Company is in the development stage and the accompanying financial statements represent those of a development stage enterprise. As such the Company as of March 31, 2000 has incurred net operating losses since inception of $1,226,538 and does not have sufficient working capital to fund its planned operations during the next twelve months. Although sufficient funds are available to meet general and administrative expenses, additional funding will be required to complete the Company's expansion plans. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. In order to meet the Company's continued financial needs, management of the Company intends to raise working capital through the sale of common stock or other financings.

The Company has also acquired a 49% interest in 54 oil producing properties encompassing 960 acres in the state of Oklahoma. The wells were acquired through a joint venture with a company called Crude Oil Recovery, a California Corporation. All revenue produced through this venture has been returned back into oil producing property to build up the infrastructure of the property. The acquired oil property has an estimated 2.7 million barrels of proven reserves. The Company's stock-tank-barrels (recovered oil) is estimated at 1.6 million barrels or 60% of the oil in place.

The Company has received exclusive rights to develop, market, sell and utilize the TM-96, TM-98 as well as three other innovative steam qenerating technologies from Wave technology Inc. The Company gave Wave technology 3,160,000 shares of the Company's common stock and 1,000,000 shares of the Company's Preferred stock in return for the rights.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT AND DEPRECIATION
Property and equipment are carried at cost. Maintenance, repairs and minor renewals are expensed as incurred. When assets are retired, or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss on disposition is reflected in the statement of operations.
Depreciation is calculated using the straight-line method, for the Machinery and Equipment and ACRS for the Truck, over the following estimated useful lives;

                  Machinery and equipment                            7 years
                  Truck                                              5 years



RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In March of 1995, the Financial Accounting Standards Board issued standard No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be disposed of". The Company has adopted standard No. 121 as of January 1, 1996. The effect on the financial statements of adopting standard No. 121 was not material.

In October 1995, the Financial Accounting Standards Board issued standard No. 123, "Accounting for Stock-Based Compensation". The accounting or disclosure requirements of this statement are effective for the Company's fiscal year-end 1996 financial statements. The Company has adopted standard No. 123 as of January 1, 1996. The effect on the financial statements of adopting standard No. 123 was not material.

In February 1997 SFAS No 128. "Earnings per share" was issued effective for periods ending after December 15, 1997. There is no impact on the Company's financial statements from adoption of SFAS No. 128.

RESEARCH AND DEVELOPMENT OF OIL PROPERTIES
The Company follows the full cost method to acc6unt for its oil and gas research and Development costs. Under this method, all costs incurred which are directly related to Research and development of its oil properties are capitalized and subject to depletion. Depletable costs also include estimates of future development costs of proven reserves.

NET LOSS PER SHARE
Net loss per share is calculated using the weighted average number of shares outstanding during the periods presented. The Company had stock equivalents at March 31, 2000 which are listed in note 6. These stock equivalents effect the earnings per share.

ESTIMATES USED IN FINANCIAL STATEMENT PRESENTATION
The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEPLETION
Because of the difficulty in estimating the Depletable oil reserves in the ground the Company has adopted the percentage depletion method. This method uses a flat percentage to deplete the capitalized costs of research, drilling and oil production. This method is limited to 100% of the taxable income before the depletion allowance.

REVENUE RECOGNITION
The Company is on an accrual basis: thus all sales are booked when earned and all expenses are expensed when incurred. The Company only recently began drilling and selling oil so the majority of the sales came from a one time sale of a TM-96 machine for $500,000 or interest income.

NOTE 2 - INCOME TAXES:
         ------------
Deferred taxes relate to differences between the basis of assets and liabilities for financial and tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for net operating losses that are available to offset future taxable income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized.

At March 31, 1999 the Company had net operating loss carryforwards totaling approximately $1,226,538 that may be offset against future taxable income. The Company's net operating losses begin to expire in the year 2003. Breakdown of the Company's deferred taxes is as follows:

                                                        MARCH 31, 2000

Accelerated Depreciation                              $         (10,250)
Deferred Expenses                                             1,408,428
Net Operating loss Caryforwards                               1,226,538
                                                       -----------------
                                                              2,624,716

Less valuation allowance                                      2,624,716
                                                       -----------------
Net deferred tax asset                                                0



NOTE  3  -  STOCKHOLDERS'  EOUITY:
             --------------------
The Company is authorized to issue up to 20,000,000 shares of common stock, no par value. Each holder of common stock is entitled to one vote for each Share held on all mattes properly submitted to the shareholders for their vote. Cumulative voting is not authorized. At March 31, 1999 11,592,011 shares of common stock are outstanding.

The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, no par value. At March 31, 2000 100,000 shares of preferred shares were owned by Wave Tech Inc. These Preferred shares have super voting rights of 10 votes per each share.

As previously discussed in note 1, The Company merged with U.S. Thermo-Tech, Inc. on July 27, 1998. In this Merger the remaining Company (U.S. Crude Ltd. issued a half share of its stock for each share of U.S. Thermal-Tech, Inc. share. The result was that 3,738,000 shares of the company's shock is now owned by U.S. Thermo-Tech Inc. (now a 100% owned subsidiary).

NOTE 4 - STOCK OPTION PLAN:
         -----------------

The Company currently has approximately 3,300,000 outstanding option to purchase the Company's common stock. Of these outstanding shares 2,650,000 are owned by directors and officers of the company and the remaining 988,000 options were granted to various individuals for work they did on behalf of the company. The options owned by the directors and officers were issued on January 01, 1997 and can be exchanged for one share of common stock at a dollar a share. These options must be exercised by December 31, 2006. The breakdown of the shares is as follows:

                  Anthony Miller-President                   750,000  options
                  Catherine Njie--Secretary                  250,000  options
                  Thomas Meeks-Director                    1,000,000  options
                  Thomas Hobson-Director                     650,000  options
                  Others                                     988,000  options


NOTE 5 - LEASES:
         ------
The Company leases office and shop space in Colton, California. The lease term is one year, with an annual renewal option for one-year periods. The company has no lease deposit and The current Office rent is $1,000 a month.

The Company currently has 27 different lease contracts outstanding. These leases cover 8,700 acres of land and 300 oil and natural gas wells. These leases cost approximately $340,000 to acquire and are almost completely paid for. All of the leases are perpetual leases (meaning they last until the oil and natural gas dry's up and the wells are abandoned). The Company has a current certified geology report that state these leases have approximately 76,630,908 barrel of proven oil and 34,400,000 which are recoverable. The cost of these leases have been capitalized under prepaid oil production costs.

NOTE 6 - RELATED PARTY TRANSACTIONS:
         --------------------------
In 1999 & 1998 the company paid approximately $1,000,000 to Wave Technologies Inc. for the purchase of a portable thermos gas injector system (the "TM-98") and a portable steam generator (the "TM-96). The company entered into an agreement with Wave Technology Inc. to purchase this equipment along with the exclusive rights to develop, market, sell and utilize these machines. The company agreed to pay Wave Technology Inc. $1,000,000 for the Equipment and gave them another 3,160,000 shares of common stock and 1,000,000 shares of Preferred stock for the exclusive licensing rights to develop, sell and utilize the equipment as well as other oil recovery technologies. Wave Technology currently owns 4,910,000 shares of common stock and 1,000,000 shares of Preferred stock. This represents approximately 43% of the outstanding Common stock and 100% of the outstanding Preferred stock of the Company.

Wave Technology Inc. is 100% owned by Tom Meek's wife. He is also a director and executive officer of U.S. Crude LTD. Other directors and executive officers of U.S. Crude LTD own approximately 2.3% of the outstanding Common stock of U.S. Crude LTD. This means that the directors and executive officers of U.S. Crude LTD. own as a group approximately 45% of the Company.

NOTE 7 - NOTE PAYABLE:
         ------------
In March of 1999 the company received $450,000 from an investor. In return for this money this investor received 500,000 shares at ten cents a share and an option to purchase another 1,000,0000 shares. This option was for one year. In March of 2000 in exchange for relieving this $400,000 Note the company issued the note holder 1,000,000 shares of common stock. This note included interest at 8%. 11 monthly interest only payments of $3,000 were made on this note during the year ended March 31, 2000.

NOTE 8 - NOTE PAYABLE-KERN COUNTY OIL LEASE:
         ----------------------------------
During the prior year the Company purchased an oil lease in Kern County, California. This lease is a perpetual lease. The cost of the lease was $240,000 and is to be paid off from proceeds from oil production. This note does not bear any interest. No payments were made on this note as of March 31, 2000. The Company did not start production of oil on this lease until May of 2000.

NOTE 9 - NOTE PAYABLE ASSOCIATES BANK:
         ----------------------------
In April of 1999 the Company purchased a large compressor for 84,000. Approximately $32,000 was paid as a down payment and a 33 month note was taken out to pay the remaining balance. As of March 31, 2000 $38,662 is still due on the Note.

                      U.S. CRUDE LTD./CYPRESS CAPITAL, INC.



Pro Forma Combined - March 31, 2000 (Unaudited)

     Pro Forma Combined Balance Sheet                                  PF-1

     Pro Forma Combined Statement of Operations                        PF-2

     Pro Forma Combined Statement of Cash Flows                        PF-3

     Pro Forma Combined Statement in Stockholders' Equity              PF-4

                           U. S. CRUDE LTD. / CYPRESS CAPITAL, INC. PRO FORMA
                                         (A DEVELOPMENT STAGE COMPANY)
                             UNAUDITED BALANCE SHEET FOR THE YEAR ENDED MARCH 31,

ASSETS                                                                        2000                     1999

CURRENT ASSETS

Cash                                                                          $ 137,019               $ 265,675
Accounts Receivable                                                             500,000                 500,000
                                                                         ---------------           -------------
TOTAL CURRENT ASSETS                                                            637,019                 765,675

PROPERTY, PLANT & EQUIPMENT
Property, Plant & Equipment                                                   1,117,323               1,041,757
Truck                                                                            37,500                  17,600
Less Accumulated Depreciation                                                  (120,196)                (35,196)
                                                                         ---------------           -------------
NET PROPERTY, PLANT & EQUIPMENT                                               1,034,627               1,024,161

OTHER ASSETS
License Agreement                                                               416,000                 416,000
Goodwill                                                                         99,200
Prepaid Production costs                                                      1,431,771                 933,134
Less depletion allowance                                                        (23,343)                (23,343)
                                                                         ---------------           -------------
TOTAL OTHER ASSETS                                                            1,923,628               1,325,791

                                                                         ---------------           -------------
TOTAL ASSETS                                                                 $3,595,274              $3,115,627
                                                                         ===============           =============


LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Accounts Payable                                                                450,000               $ 450,000
Note Payable (note 7)                                                                                   400,000
                                                                         ---------------           -------------
TOTAL CURRENT LIABILITIES                                                       450,000                 850,000

LONG TERM LIABILITIES

Note Payable - Associates                                                        38,662                       -
Note Payable - Kern County Oil lease                                            240,000                       -
                                                                         ---------------           -------------
                                                                                278,662                       -

STOCKHOLDER'S EQUITY

  Preferred stock, no par value, 5,000,000 shares authorized,
  1,000,000 shares issued and outstanding at March 31,                          100,000                 100,000

  Common stock, no par value; 20,000,000 shares authorized,
  19,670,626 and 11,592,011 issued and outstanding respectively
  at March 31, 2000 and 1999                                                  4,071,150               2,728,842

Deficit accumulated during the development stage                             (1,304,538)               (563,215)
                                                                         ---------------           -------------
TOTAL STOCKHOLDER'S EQUITY                                                    2,866,612               2,265,627

                                                                         ---------------           -------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                   $3,595,274              $3,115,627
                                                                         ===============           =============

                                                             PF-1


                                    U. S. CRUDE LTD. / CYPRESS CAPITAL, INC. PRO FORMA
                                              (A DEVELOPMENT STAGE COMPANY)
                              UNAUDITED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                                              FOR THE YEAR ENDED MARCH 31,

                                                                                                                 From
                                                                                                              22-May-96
                                                                                        2000                   through
                                                                                                              31-Mar-00
                                                                                   ---------------          ---------------
REVENUES
Sales - equipment                                                                             $ -                $ 500,000
Sales - Oil                                                                                     -                   23,343
                                                                                   ---------------          ---------------
   TOTAL REVENUES                                                                               -                  523,343

COST OF GOODS SOLD
Purchases - Equipment                                                                                              450,000
Depletion (Prepaid Production costs)                                                            -                   23,343
                                                                                   ---------------          ---------------
   TOTAL COST OF GOODS SOLD                                                                     -                  473,343

GROSS PROFIT                                                                                    -                   50,000

OPERATING COSTS
   Amortization & Depreciation                                                             85,000                  120,196
   General & Administrative                                                               189,849                  315,239
   Contract Services                                                                      324,572                  453,604
   Promotion & Public Relations                                                            62,101                  315,056
   Telephone, Utilities & Rents                                                            63,368                   84,768
   Travel & Entertainment                                                                   9,336                   53,371
   Taxes & Licenses                                                                         8,040                   24,369
                                                                                   ---------------          ---------------
TOTAL OPERATING COSTS                                                                     742,266                1,366,603

LOSS FROM OPERATIONS                                                                     (742,266)              (1,316,603)

OTHER INCOME (EXPENSE)
Interest Income                                                                               943                   12,065
Interest Expense
Other income
                                                                                   ---------------          ---------------
TOTAL OTHER INCOME (EXPENSE)                                                                  943                   12,065

NET INCOME (LOSS)                                                                        (741,323)              (1,304,538)
                                                                                   ===============          ===============

Accumulated deficit at beginning of period                                               (563,215)                       -
                                                                                   ---------------          ---------------
Deficit accumulated during the development stage                                      $(1,304,538)             $(1,304,538)
                                                                                   ===============          ===============

Net Loss per Share                                                                          (0.07)                   (0.28)

Weighted Average Common Shares                                                         10,555,106                4,640,000


                                                           PF-2
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
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


                                    U. S. CRUDE LTD. / CYPRESS CAPITAL, INC. PRO FORMA
                                                (A DEVELOPMENT STAGE COMPANY)
                                             UNAUDITED STATEMENT OF CASH FLOWS
                                                FOR THE YEAR ENDED MARCH 31,
                                                                                                               INCEPTION
                                                                                                                  TO
                                                                                        2000                     2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)                                                                      $ (741,323)             $(1,304,538)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization                                                              85,000                  120,196
Depletion                                                                                       -                   23,343
(Increase) Decrease in current assets                                                           -                 (500,000)
Increase (Decrease) in current liabilities                                                      -                  450,000
(Increase) Decrease in other assets                                                      (597,837)              (1,946,971)
                                                                                   ---------------           --------------
NET CASH PROVIDED (USED) BY                                                            (1,254,160)              (3,157,970)
OPERATING ACTIVITIES

CASH FLOWS FROM INVESTING ACTIVITIES
(Purchase) Sale of property and equipment                                                 (95,466)              (1,154,823)
Increase (Decrease) in notes payable                                                     (160,000)                 240,000
Increase (Decrease) in notes payable - related parties                                     38,662                   38,662
                                                                                   ---------------           --------------
NET CASH FLOWS FROM INVESTING ACTIVITIES                                                 (216,804)                (876,161)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable
Advances from shareholders                                                                      -                        -
Repayment of notes payable                                                                      -                        -
Stock sold for cash                                                                     1,342,308                4,171,150
Payment for cancellation of stock
                                                                                   ---------------           --------------
NET CASH FLOWS FROM FINANCING ACTIVITIES                                                1,342,308                4,171,150

NET INCREASE (DECREASE) IN CASH                                                          (128,656)                 137,019

CASH AT BEGINNING OF PERIOD                                                               265,675                        -

CASH AT END OF PERIOD                                                                   $ 137,019                $ 137,019
                                                                                   ===============           ==============


                                                     PF-3
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


                                         U. S. CRUDE LTD. / CYPRESS CAPITAL, INC. PRO FORMA
                                                    (A DEVELOPMENT STAGE COMPANY)
                                       UNAUDITED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                   FOR THE PERIOD FROM INCEPTION (MAY 22, 1996) TO MARCH 31, 2000
                                              Common        Common          Preferred      Preferred     Accumulated   Stockholder's
                                             No./shares     $ Amount        No./shares       $ Amount       Deficit       Equity
                                           --------------  -----------      ------------    -----------   ------------- ------------

Shares issued for Cash                         3,962,260        1,191,806                                           -     1,191,806

Shares issued for Licensing Rights             3,160,000          316,000      1,000,000       100,000                      416,000

Net (Loss) through March 31, 1998                                                                             253,178)     (253,178)
                                          ------------------------------------------------------------------------------------------
Balance at March 31, 1998                      7,122,260       $1,507,806      1,000,000      $100,000     $ (253,178)   $1,354,628

Shares issued for Cash                           731,751          373,804                                                   373,804

Purchase of U S Thermo Tech Inc                3,738,000          847,232                                                   847,232

Net Loss - Year Ended March 31, 1999                                                                         (310,037)     (310,037)
                                          ------------------------------------------------------------------------------------------
Balance at March 31, 1999                     11,592,011       $2,728,842      1,000,000      $100,000     $ (563,215)   $2,265,627

Shares issued for Cash                         6,976,170          742,308                                                   742,308

Shares issued in exchange for debt             1,000,000          400,000                                                   400,000

May 19, 2000 Shares issued for Cash              102,445          200,000                                                   200,000

Net Loss - Year Ended March 31, 2000                                                                         (741,323)     (741,323)
                                          ------------------------------------------------------------------------------------------
Balance at March 31, 2000                     19,670,626       $4,071,150      1,000,000      $100,000    $(1,304,538)   $2,866,612

            Note: For purposes of this consolidation and proforma the results of a private placement and the acquisition of Cypress Capital, Inc. are shown as if they had
          taken effect as of the end of the fiscal year, or March 31, 2000. The actual transaction occurred in May of 2000.


                                                                 PF-4
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